As filed with the Securities and Exchange Commission on April 10, 1997
                                                     Registration No.  33-46467


-------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                         POST-EFFECTIVE AMENDMENT NO. 8

                                       On
                                    FORM SB-2
                                       To
                             Registration Statement
                                   On FORM S-1
                                      Under
                           The Securities Act of 1933



                            NEWS COMMUNICATIONS, INC.
                 (Name of Small Business Issuer in its charter)

         Nevada                            2711                   13-3346991
-------------------------------  ---------------------------  -----------------
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                        174-15 Horace Harding Expressway
                          Fresh Meadows, New York 11365
                                 (718) 357-3380
              (Address and telephone number of principal executive
                    offices and principal place of business)

                          MICHAEL SCHENKLER, President
                            News Communications, Inc.
                        174-15 Horace Harding Expressway
                          Fresh Meadows, New York 11365
                                 (718) 357-3380
            (Name, address and telephone number of agent for service)

                                   Copies to:
                               NOAH SCOOLER, Esq.
                            Graubard Mollen & Miller
                                600 Third Avenue
                            New York, New York 10016
                                 (212) 818-8800

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.


If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, check the following box:       [X]
                  ---------------------------------------

                  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

PROSPECTUS



                              SUBJECT TO COMPLETION
                   PRELIMINARY PROSPECTUS DATED APRIL 10, 1997



                            NEWS COMMUNICATIONS, INC.
                        1,037,130 Shares of Common Stock

              This Prospectus relates to (i) 98,195 shares of Common Stock, par value $.01 per share ("Common Stock"), of News Communications, Inc. (the "Company") to be issued by the Company upon exercise of the Company's Redeemable Class C Warrants ("Public C Warrants") and offered by the Company to the holders thereof, and (ii) 853,935 shares of Common Stock to be issued by the Company upon exercise of the Company's Redeemable Class D Warrants ("Public D Warrants" and, together with the Public C Warrants, collectively, the "Public Warrants") and offered by the Company to the holders thereof. See "Description of Securities - Public Warrants."

              This Prospectus also relates to 85,000 shares of Common Stock issuable to successors-in-interest to Hibbard Brown & Company, Inc. ("Hibbard Brown") upon exercise of non-redeemable Class D Warrants of the Company ("Hibbard Brown D Warrants") and the offer and sale by such person of such shares from time to time for their own accounts. The Hibbard Brown D Warrants are not publicly traded and differ in certain respects from the Public D Warrants. See "Description of Securities - Hibbard Brown Option and Warrant Solicitation Fee."

              The principal market for trading of the Common Stock is the Nasdaq SmallCap Market, under the symbol "NCOM." On April 1, 1997, the last sale price, as reported by Nasdaq, for the Common Stock was $1.9375. Although listed for trading on the Nasdaq SmallCap Market under the symbol "NCOML," no trading has taken place in the Public D Warrants.

-------------------------------------------------------------------------------
 THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK
   AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" BEGINNING ON PAGE 8.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
             BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
            COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
         THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------

              Each Public C Warrant entitled the holder to purchase one share of Common Stock until October 9, 1996, at a per share price of $2.00. The Public C Warrants to which this Prospectus relates were exercised prior to that date, subject to the effectiveness of this Prospectus. Each Public D Warrant entitles the holder to purchase one share of Common Stock until October 9, 1998, at a per share price of $3.00, subject to adjustment. Cash will be paid in lieu of fractional shares upon exercise of any Public D Warrants. The Company may call the Public D Warrants for redemption, in whole or in part, at any time upon a minimum of 30 days' prior written notice to holders, at a redemption price of $0.01 per Public Warrant, provided that the average of the means of the closing bid and closing asked quotations of the Common Stock on Nasdaq (or the last sale price if principally traded on a national securities exchange or the Nasdaq National Market System) exceeds 125% of the then exercise price of the Public D Warrants being redeemed for any 20 consecutive trading days ending within 15 days prior to the day on which notice is given. The Company has not determined whether it will exercise such right if it should become available, although there is a good likelihood that it would do so. If the Public D Warrants are called for redemption, they must be exercised prior to the close of business on the date of any such redemption or the right to purchase the applicable shares of Common Stock is forfeited. See "Description of Securities - Public Warrants."

(Cover Page continued on page 2)

-------------------------------------------------------------------------------

     The   date   of   this    Prospectus   is ___________, 1997.

(Continuation of Cover Page)


                    The shares of Common Stock issuable upon exercise of the Public Warrants will be issued if, as and when the Public Warrants are exercised by the holders thereof. The following table sets forth certain information with respect to the exercise of the Public Warrants:

                               Exercise       Solicitation       Proceeds to
                               Price(1)           Fee            Company(3)(4)
                              ------------    ------------       -------------
Per Public C Warrant ......     $2.00           $   --             $2.00
Per Public D Warrant ......     $3.00           $0.12(2)           $2.88
Total (4)..................     $2,758,195      $102,472           $2,655,723


--------------------------------

(1) The exercise prices of the Public C Warrants and the Public D Warrants were determined by negotiation between the Company and Hibbard Brown. See "Description of Securities - Public Warrants."

(2) Assumes Company will pay a successor-in-interest to Hibbard Brown or another firm which is a member of the National Association of Securities Dealers, Inc., as warrant solicitation agent, a fee equal to 4% of the exercise price. Such member firm may be deemed to be an underwriter as defined in the Securities Act of 1933, as amended. See "Description of Securities - Public Warrants."

(3)  Before deducting expenses payable by the Company estimated at $35,000.

(4) Assumes exercise of all remaining unexercised Public D Warrants (853,935). Prior to the date of this Prospectus 697,955 Public C Warrants and 646,065 Public D Warrants have been exercised (excluding the 98,195 Public C Warrants to which this Prospectus relates).

              The Company will also receive the proceeds from the exercise of the 85,000 unexercised Hibbard Brown D Warrants, which will amount to $255,000 if all such Hibbard Brown D Warrants are exercised. The Company will not receive any proceeds from the sale of the Common Stock issuable upon exercise of the Hibbard Brown D Warrants. The successors-in-interest to Hibbard Brown, formerly a registered broker-dealer which is no longer in business, will sell such securities for their own accounts from time to time at market prices prevailing at the time of sale or at negotiated prices and may or may not incur any brokerage commissions in connection therewith. See "Plan of Distribution."

                              AVAILABLE INFORMATION

                    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Commission's public reference facilities located at 450 Fifth Street, N.W., Washington, D.C. 20549 and Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60601- 2511. Copies of such material may also be obtained at prescribed rates by writing the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is quoted on the NASD SmallCap Market and certain of the Company's reports, proxy materials and other information may be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. The address of such web site is http://www.sec.gov.
                    The Company will provide without charge to each person who receives a Prospectus, upon written or oral request of such person, a copy of any of the information incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be made to the Company at 174-15 Horace Harding Expressway, Fresh Meadows, New York 11365, telephone (718) 357-3380.

No  dealer,  salesman  or any  other  person  has  been  authorized  to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus. Any information or representations not herein contained, if given or made, must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this Prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the securities by any person in any jurisdiction where such offer or solicitation is not authorized, or in which the person making such an offer is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                TABLE OF CONTENTS
                                                                       Page
AVAILABLE INFORMATION....................................................3
PROSPECTUS SUMMARY.......................................................4
THE COMPANY..............................................................7
RISK FACTORS.............................................................8
PRICE RANGES OF SECURITIES..............................................13
DIVIDEND POLICY.........................................................14
USE OF PROCEEDS.........................................................14
CAPITALIZATION..........................................................15
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION...............16
BUSINESS................................................................18
MANAGEMENT..............................................................26
PRINCIPAL STOCKHOLDERS..................................................33
DESCRIPTION OF SECURITIES...............................................36
PLAN OF DISTRIBUTION....................................................40
SHARES ELIGIBLE FOR FUTURE SALE.........................................41
LEGAL MATTERS...........................................................41
EXPERTS.................................................................42
CHANGE IN ACCOUNTANTS...................................................42
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES..........................42
ADDITIONAL INFORMATION..................................................43
INDEX TO FINANCIAL STATEMENTS...........................................F-1

                               PROSPECTUS SUMMARY

                    The following summary is qualified in its entirety by the more detailed information and financial data (including the Consolidated Financial Statements and Notes thereto) appearing elsewhere in this Prospectus. Each prospective investor is urged to read this Prospectus in its entirety.

                                   The Company


                    News  Communications,  Inc.  (the  "Company")  is  primarily engaged, through various wholly and partly-owned subsidiaries, in the publication and distribution of advertiser supported, community oriented newspapers and related targeted audience publications. The community newspapers are directed at specific geographic communities and, for the most part, are distributed free of charge to selected residences and business establishments in those communities. Each publication focuses on the lifestyle, culture, arts, entertainment, politics and social issues of particular interest to the group of communities at which it is directed. Some of the papers publish different editions (with variations in editorial content and advertising) which are distributed to each community in the targeted group. The principal source of the Company's revenues (89% for the fiscal year ended November 30, 1996 and 92% for the fiscal year ended November 30, 1995) is the sale of advertising space in its publications.

                    The Company's business plan is to develop a regional group of publications in the greater New York metropolitan area. Toward that end it has to date acquired or organized the following publications: the Manhattan Spirit, which is distributed in neighborhoods on the West Side of Manhattan in New York City; Dan's Papers and the Montauk Pioneer, which are directed at communities in eastern Long Island, New York; the Queens Tribune, the Western Queens Tribune and Bayside Trib at Home, which are directed at communities in the Borough of Queens in New York City; Our Town, which is directed to the East Side of Manhattan; the Bronx Press Review, which is directed at communities in the Borough of the Bronx in New York City; the Riverdale Review, which is directed  at  communities  in the  Riverdale  section  of the  Bronx,  New York;
Lynbrook USA, the Malvern Times, the Rockville Center News & Owl, the Valley Stream MAILeader, the Independent Voice of Long Beach, Oceanside & Island Park, the Rockville Center- Oceanside Beacon, the Baldwin Citizen, the East Rockaway Observer, Elmont Life, Franklin Square Life, West Hempstead Market and Long Island Lifestyles (collectively, the "Nassau Newspapers"), which are directed at communities in Nassau County, New York; Manhattan File, a monthly magazine targeting the upscale young Manhattanite; The Hill, a weekly newspaper devoted to the coverage of the United States Congress; the Brooklyn Skyline, which is directed at communities in New York City's Borough of Brooklyn; and the Chelsea-Clinton News and the Westsider, paid circulation newspapers directed to communities in Manhattan's West Side. The Company's management believes that its strategy will be attractive to advertisers seeking a broad metropolitan area audience. It also believes the Company can take advantage of economies of scale, combination of operations and other synergies not available to individual publications. The Company intends to seek acquisition candidates and other expansion opportunities in the New York region. It also desires to expand to other areas as resources permit, including areas such as New Jersey, Connecticut, Massachusetts and resort communities throughout the United States. See "Business."

                                  The Offering

Securities Offered by Company...........98,195 shares of Common Stock issuable upon exercise  of  Public  C  Warrants
                                        and 853,935 shares of Common Stock
                                        issuable upon exercise of  outstanding
                                        Public D Warrants.

Securities Offered by successors-in-
interest to Hibbard Brown...............85,000 shares of Common Stock.

Termsof Public Warrants.................Each  Public C Warrant was  exercisable at any time until  October 9, 1996, and
                                        entitled  the holder  thereof to
                                        purchase one share of Common Stock at a
                                        price of $2.00 per Public C

                                         Warrant.   Each  Public  D  Warrant  is
                                         exercisable  at any time until  October
                                         9, 1998,  and  presently  entitles  the
                                         holder thereof to purchase one share of
                                         Common  Stock at a price  of $3.00  per
                                         Public   D    Warrant    (subject    to
                                         adjustment). The Company may reduce the
                                         exercise price at any time on notice to
                                         the  holders.  The Company may call the
                                         Public D Warrants  for  redemption,  in
                                         whole  or in part,  at any time  upon a
                                         minimum  of  30  days'  prior   written
                                         notice  to  holders,  at  a  redemption
                                         price of $0.01  per  Public D  Warrant,
                                         provided  that the average of the means
                                         of the closing  bid and  closing  asked
                                         quotations   of  the  Common  Stock  on
                                         Nasdaq  (or  the  last  sale  price  if
                                         principally   traded   on  a   national
                                         securities   exchange   or  the  Nasdaq
                                         National Market System) exceeds 125% of
                                         the then exercise price of the Public D
                                         Warrants  being  redeemed  for  any  20
                                         consecutive  trading days ending within
                                         15  days  prior  to the  day  on  which
                                         notice is given.  See  "Description  of
                                         Securities -- Public Warrants."


Securities Outstanding.......Before Offering(1)            After Offering(2)
                             ---------------               --------------
       Common Stock..........7,910,848 shares              8,947,978 shares
       Preferred Stock
       10% Convertible........32 shares                    32 shares
        8% Convertible.......167 shares                    167 shares
       12% Convertible.......200 shares                    200 shares
       $10 Convertible.......200,000 shares                200,000 shares
     Public C Warrants....... 98,195 Public C Warrants     None
     Public D Warrants.......853,935 Public D Warrants     None

Use of Proceeds...............Working capital and other general corporate purposes, including possible acquisitions and investments in other businesses. See
                              "Use of Proceeds."

Risk Factors..................The securities offered hereby involve a high degree of risk. See "Risk Factors" and
                              "Business."

Nasdaq Symbols................Common Stock:              NCOM
                              Public D Warrants:         NCOML

------------------
(1)           Before giving effect to the exercise of the Public Warrants.


(2) After giving effect to the full exercise of the Public Warrants and the 85,000 unexercised Hibbard Brown D Warrants. Does not give effect to (a) up to 366,667 shares issuable upon the exercise of stock options granted and that may be granted under the Company's 1987 Stock Option Plan, (b) up to 1,500,000 shares issuable upon the exercise of options granted and that may be granted under the Company's Discretionary Directors and Officers Stock Option Plan,
              (c) up to 500,000 shares issuable upon the exercise of options granted under the Company's Non-discretionary Directors Stock Option Plan, (d) up to 1,311,886 shares issuable upon conversion of outstanding shares of various series of Preferred Stock and warrants issuable upon such conversion, (e) up to 1,553,809 shares issuable upon the exercise of other outstanding warrants and options, or (f) 162,143 shares reserved for issuance in connection with the acquisition of the Nassau Newspapers.

                          Summary Financial Information

              The following summary financial information is derived from the Company's Consolidated Financial Statements included elsewhere in this Prospectus and should be read in conjunction with such Consolidated Financial Statements and the related Notes thereto.

Income Statement Data:

                                               Year ended November 30,
                                           1996                   1995
                                           ----                   -----
Net Revenues....................        $18,334,866            $18,113,462
Operating Expenses..............        $21,972,383            $19,793,808
Interest Expense................           $177,471                $32,608
Net Income (Loss) Available
  to Common Stockholders........        $(3,881,428)           $(1,732,034)
Net Income (Loss) per Share
  of Common Stock...............           $(0.49)                $(0.22)
Average Number of Shares                  7,991,997              7,966,186

Balance Sheet Data:
                                                  November 30, 1996
                                         Actual              As Adjusted  (1)
                                        -----------         -----------------
Total Assets(2)................         $9,711,124               $12,586,847
Long-Term Debt, excluding
current maturities.............           $953,333               $953,333(3)
Working Capital................         $2,145,771               $5,021,494
Stockholders' Equity                    $5,089,207               $7,964,930
===============================    ===================     ====================

------------------------------

(1) Gives effect to the exercise of the remaining unexercised Public Warrants and Hibbard Brown D Warrants and the application of the estimated net proceeds therefrom and to the matters specified in the heading to the table in "Capitalization."

(2) At November 30, 1996 and 1995, assets included goodwill of $3,373,535 and $3,665,990, respectively.

(3) Assumes no proceeds of offering will be used to retire debt. See "Use of Proceeds."

                                                    THE COMPANY

                    News Communications, Inc. (the "Company") was incorporated in Nevada under the name Applied Resources, Inc. on May 20, 1986. In December 1987, the Company consummated an Agreement and Plan of Reorganization with Mr. Jerry Finkelstein and a former director and officer whereby the Company acquired from them all of the issued and outstanding shares of Access Network Corp. ("Access"), a New York corporation which was and is the publisher of the Manhattan Spirit, and they together acquired 70.77% of the then issued and outstanding shares of the Company. Access thereby became a wholly-owned subsidiary of the Company. The business of Access is the publication and distribution of the Manhattan Spirit, a weekly, free circulation newspaper directed toward the West Side of Manhattan, New York City.


                    In October 1988, the Company acquired an 80% interest in Dan's Papers, Inc. ("DPI"), a New York corporation organized to buy substantially all of the assets and assume certain of the liabilities of Dan's Papers, Ltd., the publisher and distributor of Dan's Papers and the Montauk Pioneer, weekly free circulation newspapers distributed in eastern Long Island, New York. In May 1989, the Company, through Tribco Incorporated ("Tribco"), a wholly-owned subsidiary, acquired, by way of merger, all the stock of two companies which, together, published and distributed the Queens Tribune, a weekly newspaper serving the Borough of Queens, New York City. In May 1991, the Company, through Manhattan Publishing Corp. ("MPC"), a wholly-owned subsidiary, acquired substantially all of the assets of a company which published Our Town, a weekly free circulation newspaper distributed in Manhattan's Upper East Side. In December 1992, the Company acquired all of the outstanding stock of Parkchester Publishing Co., Inc. ("Parkchester"), the publisher of the Bronx Press Review and the Riverdale Review (collectively, the "Bronx Newspapers"), weekly paid circulation newspapers distributed in the Borough of the Bronx of the City of New York. In December 1993, the Company, through Nassau Community Newspaper Group, Inc. ("NCNG"), a wholly-owned subsidiary, acquired substantially all of the assets of a company which was the publisher of the Nassau Newspapers. In August, 1994, the Company, through Brooklyn Newspaper Publishing, Inc. ("BNP"), a wholly-owned subsidiary, acquired substantially all of the assets of a company which was the publisher of the Brooklyn Skyline. In September, 1994, the Company, through Westside Newspaper Corp. ("WNC"), a wholly-owned subsidiary, acquired substantially all of the assets of a company which was the publisher of the Chelsea-Clinton News and the Westsider. In January, 1994, the Company initiated publication of Manhattan File through its 90%-owned subsidiary, Manhattan File Publishing, Inc. ("MFP"). In July, 1994, the Company initiated publication of The Hill through its wholly-owned subsidiary, Capitol Hill Publishing, Inc. ("Capitol Hill"). In connection with various of its acquisitions, the Company incurred significant deferred purchase price obligations. See "Business."


                    The Public Warrants were originally issued as part of units ("Public Units," each consisting of one share of Common Stock, one Public C Warrant and one Public D Warrant) offered pursuant to a public offering under the Registration Statement of which the Prospectus is a part, which became effective on October 9, 1992 (the "1992 Offering").

                    As used in this Prospectus, unless the context requires otherwise, the term "Company" refers to News Communications, Inc. together with Access, DPI, Tribco, MPC, Parkchester, NCNG, BNP, WNC, MFP and Capitol Hill. The Company's principal executive offices are located at 174-15 Horace Harding Expressway, Fresh Meadows, New York 11365. Its telephone number is (718) 357-3380.

                                  RISK FACTORS

     The securities being offered hereby involve a high degree of risk, including, but not limited to, the risks described below. Each prospective investor should carefully consider the following risk factors affecting the business of the Company and this Offering before making an investment decision:


     1. History of Losses; Accumulated Deficit. The Company's revenues have not been sufficient to satisfy its ongoing expenses of operation. It had net losses of $3,881,428 and $1,732,034 for the fiscal years ended November 30, 1996 and 1995, respectively. As of November 30, 1996, the Company's accumulated deficit was $(11,047,235). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     2. Dividend Restrictions. The Company has not paid any dividends on its Common Stock since its inception and does not contemplate paying any dividends on its Common Stock in the foreseeable future. The Company has the option to pay dividends on its outstanding 10% Convertible Preferred Stock ("10% Preferred Stock") in cash or in shares of Common Stock, valued at their "fair market value." Fair market value of a share of Common Stock shall mean the average of the closing bid and asked priced of the Common Stock for the ten business days prior to the dividend payment date. If there is no trading market for the Common Stock during such period, then the fair market value of the Common Stock shall be determined by the Company's Board of Directors. To date, all dividends on the 10% Preferred Stock have been paid in shares of Common Stock. It is anticipated that dividends on the 10% Preferred Stock will, at least in the foreseeable future, continue to be paid in shares of Common Stock. Applicable provisions of Nevada corporate law affect the ability of the Company to declare and pay dividends and could materially limit, or even prohibit, the Company's ability to pay dividends in the future. Applicable provisions of the Company's outstanding series of Preferred Stock also restrict its ability to pay dividends on its Common Stock in certain circumstances. See "Dividend Policy."

     3. Uncertainties Regarding Company Operations. The likelihood of success of the Company must be considered in light of the difficulties in enhancing and sustaining the readership interest necessary to attract and hold advertisers, which represent the primary source of revenue for the Company. There can be no assurance that the Company's existing publications will retain or increase their present level of acceptance to advertisers, or, if they attain greater acceptance, that such greater acceptance will allow the Company to recoup its development and acquisition costs or achieve profitability on an ongoing basis.

     4. Highly Competitive Industry. The newspaper business is extremely competitive. The Company's publications compete for advertising revenue directly with other newspapers and magazines which are distributed without charge in the areas in which the Company's publications are distributed. The Company's publications also compete with newspapers and magazines which are sold in the areas in which the Company's publications are distributed, as well as with other advertising media such as radio and television. Many of the Company's competitors have established market positions and name recognition, as well as marketing and financial resources greater than those of the Company. See "Business - Competition."


     5. Dependence Upon Key Personnel. The success of the Company is dependent upon the personal efforts and abilities of its officers, including Jerry Finkelstein, Chairman of the Board, Wilbur L. Ross, Chief Executive Officer, and Michael Schenkler, President. The Company is also dependent upon certain key personnel who are publishers and/or editors of some of the publications the Company has acquired or established. Such persons include Dan Rattiner, who is the publisher and editor of Dan's Papers, and Thomas Allon, who is publisher and editor-in-chief of Manhattan Spirit and Our Town. If the affiliation of any of these persons were to cease before a qualified successor could be found, there could be a material adverse effect on the business and prospects of the publications of which such person is a publisher, editor or operator and on the business and prospects of the Company as a whole. The Company has employment agreements with Messrs. Finkelstein, Schenkler, Rattiner and Allon. It does not maintain key-man life insurance on any of its employees. See "Management."


     6. Significant Seasonality of Certain Publications. Dan's Papers, which is a resort area newspaper, has significant seasonal variations in revenues. This seasonality has historically caused operating results to vary significantly from quarter to quarter, with the third fiscal quarter being the most significant in terms of revenues and income. Failure of Dan's Papers to have sales of advertising space increase in the prime summer season after losses carried during the off-season will have a material adverse effect on the Company's operating results and profitability. The Hill is also subject to variations in revenues, depending upon the periods that Congress is in session.


     7. Potential Dilutive Effect of Outstanding Options and Convertible Securities; Registration Rights. As of the date of this Prospectus, without taking into account the exercise of the Public C Warrants, Public D Warrants or Hibbard Brown D Warrants, there were outstanding various options, warrants and shares of Preferred Stock which, if exercised or converted by the holders thereof, would entitle such holders to purchase up to 5,015,362 Common Stock at prices ranging from $1.25 to $9.00 per share.


     The exercise or conversion of any of such securities will most likely have a dilutive effect on the Company's Common Stock. Moreover, the terms upon which the Company may be able to obtain additional capital may be adversely affected because the holders of such securities can be expected to exercise or convert their securities at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided by the terms thereof. In addition, certain holders of Common Stock, Preferred Stock and options of the Company have received registration rights with respect to the securities held by or issuable to them and the Company has granted certain registration rights with respect to the other securities. These registration rights could result in substantial future expense to the Company and could adversely affect any future equity or debt financing. Furthermore, the sale of such shares of Common Stock held by or issuable to the holders of registration rights, or even the potential of such sales, could have an adverse effect on the then current market price of the Company's securities. See "Description of Securities."

     8. Rights of Holders of $10 Convertible Preferred Stock. So long as at least 100,000 shares of $10 Convertible Preferred Stock are outstanding, the holders thereof will have the right to nominate and elect half of the directors constituting the whole Board of Directors of the Company and the vote of the holders of a majority of such shares, voting as a class, also must approve any sale of all or substantially all of the Company's assets, merger or other similar transaction which the Company proposes to undertake. As a result of such rights, such holders and the directors elected by them, to the extent they act in a concerted manner, will be able to prevent the Company from undertaking any action or entering into any agreement with which they do not agree even if such action or agreement may be beneficial to the Company or the holders of other classes of the Company's securities.

     9. Non-Registration in Certain Jurisdictions of Shares Underlying Public Warrants; Current Prospectus and State Registration Required to Exercise Public Warrants. Holders of Public Warrants may reside in or may move to jurisdictions in which the shares of Common Stock underlying the Public Warrants are not registered or qualified for issuance or sale under the applicable state securities laws at a time when they may wish to exercise the Public Warrants. In this event, the Company would be unable to issue shares of Common Stock to the person desiring to exercise the Public Warrants unless the shares could be registered or otherwise qualified for sale in the jurisdiction in which such purchaser resides, or an exemption from such registration or qualification exists in such jurisdiction. There can be no assurance that the Company will be able to effect any required registration or qualification.

     A holder will be able to exercise the Public Warrants only if a current prospectus relating to the securities underlying the Public Warrants is then in effect and only if such securities are qualified for sale or exempt from qualification under the applicable securities laws of the state in which the holder resides. Although the Company will undertake to use its best efforts to maintain the effectiveness of a current prospectus covering such securities, there can be no assurance that the Company will be able to do so. The value of the Public Warrants may be greatly reduced if a current prospectus covering the securities issuable upon the exercise of the Public Warrants is not kept effective or if such securities are not qualified or exempt from qualification in the states in which the holders reside.

     10. Qualification Requirements for Nasdaq Securities. The Common Stock is presently quoted on the Nasdaq SmallCap Market. For the Company's securities to continue to be eligible for inclusion in the Nasdaq SmallCap Market, the Company must, among other things, maintain at least $2,000,000 in total assets and have at least $1,000,000 of capital and surplus and the bid price of the Common Stock must be at least $1.00 per share, provided, however, that, if a company's stock falls below such minimum bid prices, it will remain eligible for continued inclusion if the market value of the public float is at least $1,000,000 and the company has at least $2,000,000 in capital and surplus. Nasdaq has recently proposed more stringent requirements for maintaining eligibility for the SmallCap Market. While the Company presently meets the required standards, there can be no assurance that it will continue to be able to do so. If it should fail to meet one or more of such standards, its securities would be subject to deletion from the Nasdaq SmallCap Market. If this should occur, trading, if any, in the Common Stock and the Public Warrants would then be conducted on the NASD OTC Bulletin Board or in the over-the-counter market in what are commonly referred to as "pink sheets." As a result, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Company's securities cease to be quoted on Nasdaq and the Company fails to meet certain other criteria, they would be subject to a Securities and Exchange Commission rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule may affect the ability of broker-dealers to sell the Company's securities and may affect the ability of purchasers in this offering to sell their securities in the secondary market.

     11. Factors Affecting Exercise Price of Public Warrants; Possible Volatility of Stock Price. The exercise prices and other terms of the Public
Warrants were arbitrarily determined by negotiation between the Company and Hibbard Brown and do not necessarily bear any relationship to the risk of the investment in these securities, the value of the assets of the Company, the earnings of the Company, or any other traditional indicia of the worth of securities. Although the Company may reduce the exercise prices of the Public D Warrants at any time on notice to the holders, the exercise prices might never be less than the fair market value of the shares of Common Stock of the Company during the exercise period of the Public D Warrants. Accordingly, the Public D Warrants may expire before achieving any value. The market prices for shares of Common Stock and the Public D Warrants may be significantly affected by such factors as the Company's financial performance, the results of the Company's efforts to increase circulation and advertising copy of its publications, the Company's acquisition and/or development of publications and services with a complementary focus, and various factors affecting the newspaper industry generally. Additionally, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for many companies, particularly small and emerging growth companies traded on the over-the-counter market, and these wide price fluctuations are not necessarily related to the operating performance of these companies. Accordingly, there may be significant volatility in the market for the securities of the Company and there can be no assurance that the shares of Common Stock issuable upon exercise of the Public Warrants can be resold at or near the exercise prices. See "Price Ranges of Securities."

     12. Potential Depressive Effect of Shares Eligible for Future Sale Pursuant to Rule 144; Other Potential Sales. At present, approximately 2,344,715 shares of the Company's outstanding Common Stock are "restricted" securities as that term is defined in Rule 144 under the Securities Act of 1933. Of the restricted shares, approximately 2,274,715 have presently been held for over two years. Possible or actual sales of such restricted Common Stock by current stockholders of the Company under Rule 144 may in the future have a depressive effect upon the price of the Common Stock in any market which exists or which may develop. In general, under Rule 144, a person who has satisfied a two year holding period may, under certain circumstances, sell publicly, in each three month period thereafter, an amount of restricted securities that does not exceed the greater of (i) 1% of the number of outstanding shares of Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding such sale. Persons who have not been affiliated with the Company for at least three months and who have held their restricted securities for at least three years are not subject to the volume and certain other limitations with respect to the sale of such securities. Sales of restricted securities may also be made at any time pursuant to an effective registration statement under the Securities Act of 1933. See "Shares Eligible for Future Sale."

     13. Potential Dilutive Effect of Authorized and Unissued Shares of Common Stock Issuable in Discretion of Management; Authorization of Preferred Stock. The Company is authorized to issue 100,000,000 shares of Common Stock, of which 7,910,848 shares are outstanding, 1,311,886 are reserved for issuance upon conversion of outstanding Preferred Stock and warrants issuable upon such conversion, 952,130 are reserved for issuance upon exercise of the Public C Warrants and Public D Warrants, 85,000 are reserved for issuance upon exercise of the outstanding Hibbard Brown D Warrants, 3,920,476 are reserved for issuance pursuant to the Company's stock option plans and other outstanding options and warrants, of which options and warrants to purchase 3,703,476 shares are issued and outstanding, and 162,143 shares are reserved for issuance in connection with the acquisition of the Nassau Newspapers. The balance of the authorized but unissued shares of Common Stock will be issuable, in the discretion of the Board of Directors, without seeking stockholder approval. Management has no plans at the present time to issue any of these authorized but unissued shares except in payment of dividends on the 10% Preferred Stock. The Company is also authorized to issue 500,000 shares of "blank check" Preferred Stock (of which 201,567 shares have been issued) with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue the balance of the Company's authorized Preferred Stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Company's Common Stock or other series of Preferred Stock. In the event of issuance, the Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company, which could have the effect of discouraging bids for the Company and thereby prevent stockholders from receiving the maximum value for their shares. See "Description of Securities."

     14. Potential Loss of Rights Upon Redemption of Public D Warrants. The Company may call the Public D Warrants for redemption, in whole or in part, at any time upon a minimum of 30 days' prior written notice to holders, at a redemption price of $0.01 per Public D Warrant, provided that the average of the means of the closing bid and closing asked quotations of the Common Stock on Nasdaq (or the last sale price if principally traded on a national securities exchange or the Nasdaq National Market System) exceeds 125% of the then respective exercise prices of the Public D Warrants being redeemed for any 20 consecutive trading days ending within 15 days prior to the day on which notice is given. If the Public D Warrants are called for redemption, holders of the Public D Warrants will lose their right to exercise the Public D Warrants except during the 30-day period after the date of the Company's written notice of redemption. Notice of redemption of the Public D Warrants may, under certain circumstances, force the holder either to (i) exercise his Public D Warrants to Common Stock at a time when it may be disadvantageous for such holder to do so, or to (ii) accept the redemption price, which is likely to be substantially less than the market value of the Public D Warrants at the time of redemption. The Company has not determined whether it will exercise such right if it should become available, although there is a good likelihood that it would do so. See "Description of Securities - Public Warrants."

     15. Dilution. This Offering involves an immediate and substantial dilution to investors who exercise their Public Warrants because the net tangible book value per share of the Common Stock of the Company after exercise will be substantially less than the per share exercise prices of the Public C Warrants ($2.00) and Public D Warrants ($3.00). At November 30, 1996, if none of the Public D Warrants are exercised, such dilution would be $1.76 (88%) to the holders of the Public C Warrants and if all of the Public D Warrants were exercised, such dilution would be $1.51 (75%) to the holders of the Public C Warrants and $2.51 (84%) to the holders of the Public D Warrants.


     16. Broad Discretion in Application of Proceeds by Management. Allocation of Proceeds to Repay Indebtedness, including Loans from Principal Stockholder; Potential Use of Portion of Net Proceeds for Unspecified Acquisitions. All of the estimated net proceeds of this Offering have been allocated to working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. Approximately $1,000,000 of the estimated net proceeds of this Offering may be allocated to the repayment of a loan from D. H. Blair Investment Banking Corp., a principal stockholder of the Company (see "Management - Certain Transactions" and "Principal Stockholders"), and, if so used, will not be available for other corporate purposes. A portion of the net proceeds allocated to working capital may be used by the Company for acquisitions. Although the Company has no agreement, arrangement or understanding with respect to any acquisition, should an acquisition opportunity be identified by the Company, the Board of Directors will have the ability to approve such acquisition without seeking the approval of the stockholders of the Company. See "Use of Proceeds."


     17. Potential Litigation Exposure. The Company is a defendant in litigation proceedings in which the plaintiffs have claimed significant amounts of damages. See "Business - Legal Proceedings." Although management believes that the claims are without merit and that the Company has meritorious defenses, there can be no assurance that the Company will prevail in such actions. An adverse judgment in either such action may have a materially adverse effect upon the financial position, results of operations or liquidity of the Company, depending upon the amount of such judgment.

     18. Possible Adverse Effect of Termination of Business of Hibbard Brown. Hibbard Brown, the Company's warrant solicitation agent for the Public Warrants, has terminated its business. As a result thereof, the liquidity and market prices of the Public D Warrants could be adversely affected. At present, there is no market maker for the Public D Warrants.

                           PRICE RANGES OF SECURITIES


                    The Company's Common Stock is quoted on the Nasdaq SmallCap Market under the symbol NCOM. The Public Units (symbol NCOMU), each consisting of one share of Common Stock, one Public C Warrant (symbol NCOMM) and one Public D Warrant (symbol NCOML), were quoted on the Nasdaq SmallCap Market until October 9, 1996, when they ceased to be quoted upon the expiration of the exercise period of the Public C Warrants. The Public D Warrants, although eligible, have not been quoted separately.

                                                Common Stock                                 Units
 Quarter Ended                            High                  Low                 High                Low
 -------------                            ----                  ---                 ----                ---
 February 28, 1994                        4.25                 2.00                 7.00                2.00
 May 31, 1994                             2.38                 1.25                 2.50                1.50
 August 31, 1994                          3.50                 2.00                 5.00                2.00
 November 30, 1994                        3.00                 1.88                 3.00                1.75
 February 28, 1995                        3.06                 1.94                 4.00                2.00
 May 31, 1995                             2.75                 1.88                 2.75                2.25
 August 31, 1995                          2.94                 2.00                 4.25                4.25
 November 30, 1995                        3.00                 2.38                 3.25                2.50
 February 28, 1996                        3.25                 2.38                  N/A                N/A
 May 31, 1996                             2.81                 2.13                 3.00                2.75
 August 31, 1996                          2.50                 1.63                  N/A                N/A
 November 30, 1996                        2.56                 1.00                 2.00                2.00
 February 28, 1997                        2.88                 1.97                  N/A                N/A
===================================================================================================================


                    On April 1, 1997, the last sale price of the Common Stock was $1.9375.

                    At April 1, 1997, there were approximately 1,900 record owners of the Company's Common Stock and approximately 650 record holders of the Public D Warrants. The Company estimates there are approximately 2,100 beneficial owners of its Common Stock and approximately 650 beneficial owners of the Public D Warrants.

                                 DIVIDEND POLICY


                    The Company has never declared or paid any cash dividends on its Common Stock and does not intend to pay cash dividends on its Common Stock in the foreseeable future. The Company intends to retain any future earnings to finance the growth of the Company. Applicable provisions of Nevada corporate law may affect the ability of the Company to declare and pay cash dividends and common stock dividends on the Common Stock as well as Preferred Stock. Under Nevada law, dividends may be paid from a corporation's excess of assets over its liabilities including capital (based upon certain computations) or in case there shall be no such excess, out of its net profits for the current fiscal year and the preceding fiscal year or out of its net profits for the preceding fiscal year. Dividends on the 10% Preferred Stock are payable annually in an amount of $500 per share of 10% Preferred Stock, in cash or in shares of Common Stock having a fair market value of $500, payable on September 19th of each year. Dividends on the 10% Preferred Stock may be paid in shares of Common Stock to the extent the Company has sufficient authorized but unissued Common Stock even if the Company has sufficient assets or net profits to pay such dividends in cash. It is anticipated that any permitted dividends will, at least in the foreseeable future, continue to be paid in shares of Common Stock. There can be no assurance that, in the future, the Company will have sufficient surplus available for payment of cash or Common Stock dividends. See "Description of Securities" and Consolidated Financial Statements and Notes thereto.


                                 USE OF PROCEEDS

                    The net proceeds to be received by the Company upon the full exercise of the outstanding Public Warrants and Hibbard Brown D Warrants, if, as and when such securities are exercised by the holders thereof, are estimated to be approximately $2,876,000. Such amounts will be used for working capital and other general corporate purposes as and when received. A portion of such proceeds may be used to repay a $1,000,000 loan from D. H. Blair Investment Banking Corp., a principal stockholder of the Company. See "Management - Certain Transactions" and "Principal Stockholders." A portion of such proceeds may be used in the future for additional acquisitions of or investments in other businesses, both related or non-related to the Company's newspaper business. Such investments could include controlling or non-controlling or minority interests. The Company is in the process of identifying appropriate candidates for acquisitions. There can be no assurance that the Company can make additional acquisitions acceptable to it. Until utilized, the net proceeds of this offering will be invested in short-term United States Government securities, certificates of deposit, money market funds and other short-term or long-term interest-bearing investments and investment grade common equities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

                                 CAPITALIZATION


                    The following table sets forth the capitalization of the Company at (a) November 30, 1996; and (b) as adjusted to give effect to (i) the issuance of 23,809 shares of Common Stock subsequent to that date, and (ii) the issuance of 98,195 shares of Common Stock upon the exercise of the Public C Warrants, 853,935 shares of Common Stock upon exercise of the Public D Warrants, and 85,000 shares of Common Stock upon exercise of the outstanding Hibbard Brown D Warrants, and the application of the estimated net proceeds therefrom:



                                                                                 Actual            As Adjusted

Long-term debt............................................................        $953,333          $953,333(1)
                                                                                  ========          ========
Stockholders' Equity:
  Preferred Stock, $1.00 par value, 500,000 shares authorized.............
     10% Convertible Preferred Stock, 1,250 shares authorized,
        32 outstanding and as adjusted....................................             $32               $32
     8% Convertible Preferred Stock, 500 shares authorized, 217
        outstanding, 167 as adjusted......................................             217               167
     12% Convertible Preferred Stock, 200 shares authorized,
        outstanding and as adjusted.......................................             200               200
     $10 Convertible Preferred Stock, 200,000 shares authorized,
        none outstanding and 200,000 as adjusted                                   200,000           200,000
     Paid-in Capital Preferred Stock......................................       2,201,690         2,151,740
  Common Stock, $.01 par value, 100,000,000 shares authorized,
    8,038,039 issued, 9,098,978 as adjusted(2)                                      80,380            90,989
     Paid-in Capital Common Stock.........................................      14,062,652        16,977,766
  (Deficit)...............................................................     (11,047,235)      (11,047,235)
                                                                                ----------        ----------
  Totals..................................................................      $5,497,936       $ 8,373,659
  Less: Treasury Stock, 151,000 shares actual and as adjusted.............       (408,729)         (408,729)
                                                                               -----------      ------------
     Total stockholder's equity...........................................     $5,089,207         $7,964,930
                                                                               ==========         ==========

--------------------------------

(1) Assumes no proceeds of offering will be used to retire debt. See "Use of Proceeds."

(2) Does not give effect to (a) up to 366,667 shares issuable upon the exercise of stock options granted and that may be granted under the Company's 1987 Stock Option Plan, (b) up to 1,500,000 shares issuable upon the exercise of options granted and that may be granted under the Company's Discretionary Directors and Officers Stock Option Plan, (c) up to 500,000 shares issuable upon the exercise of options granted under the Company's Non-discretionary Directors Stock Option Plan, (d) up to 1,311,886 shares issuable upon conversion of outstanding shares of various series of Preferred Stock and warrants issuable upon such conversion, (e) up to 1,553,809 shares issuable upon the exercise of other outstanding warrants and options, or (f) 162,143 shares reserved for issuance in connection with the acquisition of the Nassau Newspapers.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION


                    The following discussion and analysis provides information which management believes is relevant to an assessment and understanding of the Company's results of operations and financial condition. The discussion should be read in conjunction with the audited financial statements of the Company and notes thereto. This Prospectus contains certain statements of a forward-looking nature relating to future events or the future financial performance of the Company, including those set forth below under the captions "Liquidity and Capital Resources" and "Outlook." Investors are cautioned that such statements are only predictions and that actual events or results may differ materially. In evaluating such statements, investors should carefully consider the various factors identified in this Prospectus which could cause actual results to differ materially from those indicated by such forward-looking statements, including those set forth in the section entitled "Risk Factors."


RESULTS OF OPERATIONS


                    New management has reviewed the Company's financial condition in depth and as a result has significantly increased the provision for doubtful accounts by $1,086,000 for the fiscal year ended November 30, 1996. There is no cash effect or additional operational cash cost of this adjustment.

                    In addition, the 1996 financial statements contain adjustments related to the following items: $154,000 accrual of prior year franchise taxes; $145,000 charge for warrants issued in connection with consulting services and a loan; $79,000 liability related to accrued vacation time; $123,000 deferral of prepaid classified revenue; $68,000 accrual of an adjustment to workers compensation insurance premiums; $82,000 charge for a publisher's bonus in order to reflect charges on a current basis; $43,000 accrual of sales commissions in order to reflect charges on a current basis.

                    The effect of the above financial adjustments is a reported increase in loss as compared to previous years of approximately $1,780,000. The total net loss for 1996 was approximately $3,881,000 an increase of $2,149,000 or 124% from 1995's loss of $1,732,000.

                    Total revenues in 1996 were approximately $220,000 (1%) over 1995, even though 1995 had the benefit of an additional issue for most publications. The increase in revenues was primarily attributable to the Queens Tribune's expansion with the "Bayside Trib at Home ($230,000, 7%);" Brooklyn
Skyline's expansion into a fifth zone ($194,000, 8%); Manhattan File's additional special supplements ($230,000, 15%); and Dan's Papers' capitalization on an ever growing market in the Long Island posh resort area, the Hamptons, and positioning itself as the advertising standard on Long Island's east end ($222,000, 7%).

                    These revenue gains were offset by decreased revenues at The Hill (where advertising is directed at Congress) due to a decrease in Congressional activity as a result of a presidential and congressional election ($332,000, 20%); a decrease at Nassau Newspapers, primarily from the sale of two shoppers ($124,000, 5%); while a turnover in sales management adversely affected the sales staff, causing a decrease in revenues at the Manhattan papers (Our Town, Manhattan Spirit and Westsider) ($200,000, 5%).

                    Salaries and outside labor costs increased approximately $306,000 (3%) in 1996. Savings from budget cuts phased in beginning the second quarter of 1996 which reduced staff 11% to 274 at November 30, 1996 from 307 employees at the end of 1995 were offset by additional labor costs relating to the expansions in publications noted above and increased sales commissions and bonuses.

                    Direct mechanical costs increased approximately $360,000 (5%) in 1996 mostly as a result of printing costs which increased as a result of expansions noted above and newsprint prices which were at a historic high until May 1996. Although prices have decreased, they are still generally higher than prices at the beginning of 1995.

                    The provision for doubtful accounts increased $1,086,000 as a result of the Company modifying its assumptions in estimating its allowance for bad debt as of November 30, 1996. (Write-offs of $2,044,000 were taken against the increased allowance for bad debt.) A charge for warrants issued in connection with a consulting agreement ($128,000), recording of a liability for accrued vacation time ($79,000) and franchise taxes ($154,000) were the primary causes for the increase in General and Administrative costs. Additional bank loans and the loan from shareholder caused the increase in interest expense of approximately $177,000.

LIQUIDITY AND CAPITAL RESOURCES


                    For the year ended November 30, 1995, net cash used by operations was $1,983,000. These funds were provided by $925,000 from the sale of marketable securities, $500,000 from bank loans, and $558,000 from cash on hand at the beginning of the year.

                    At November 30, 1996, the Company had an excess of current assets over current liabilities in the amount of approximately $2,146,000. Net cash used by operations was $2,133,000. The funds were provided from a $1,000,000 two-year loan from its largest shareholder in May 1996, a $675,000 increase in a bank loan and from the issuance of $2,000,000 in $10 Convertible Preferred Stock in October 1996. Approximately $500,000 of the proceeds was used to reduce the Company's accounts payable through November 30, 1996. In February 1997 the Company repaid $275,000 of the bank loans. The Company presently has no material commitment for capital expenditures.

                    Management believes that the Company will generate positive cash flow for the fiscal year ending November 30, 1997. Although there can be no assurances to this effect, management is confident that it has available a variety of funding and revenue sources to meet the Company's future cash needs.


OUTLOOK


                    In the last quarter of the 1996 fiscal year, the Company underwent a change in management which was accompanied by the election of eight new Directors (half of the Board), a new CEO, and an infusion of additional capital. Although, the effect of this change in management could not be felt operationally in the 1996 fiscal year, new management's diligence in assessing the financial condition of the Company and its decision to record adjustments will enable the Company to move forward and institute additional cost savings, revenue producing and collection policies that will in the long term, management believes, accrue to the Company's benefit.

                    Specifically, the Company expects to: increase its revenue growth in 1997 through an increased sales effort, and improvement in its recruitment and training of sales staff; continue implementation of cost cutting measures begun in 1996 which is anticipated to have more of an impact during the upcoming year; review and improve is policies and procedures as they relate to credit and collection of receivables; and to focus on the recent start-ups (The Hill and Manhattan File) and acquisitions (Westside and Nassau) in order to speed up their turnaround into income producing publications.

                    The Company expects to improve results from operations as a result of a series of budget costs instituted during fiscal year 1996 and modified in the current year. In addition to the cutbacks in staff previously described, the Company anticipates estimated annualized savings of approximately $50,000 by a change in health insurance carrier, and $650,000 through a variety of production and distribution cutbacks and repositionings such as elimination of door-to-door distribution in some areas, reduced page counts and a reduction in certain page sizes.

                    While there can be no assurances, new management believes that the steps it is undertaking to improve operations, if effective, will result in a significant improvement in the profitability of the Company.



                                    BUSINESS



                    News Communications, Inc., a Nevada corporation formed in 1986 (the "Company," which, as used herein, unless the context requires otherwise, refers to News Communications, Inc. together with its subsidiaries; see "The Company"), has been primarily engaged, through various wholly owned and partly-owned subsidiaries, in the publication and distribution of advertiser supported, community oriented newspapers and related targeted audience publications. The community newspapers are directed at specific geographic communities and, for the most part, are distributed free of charge to selected residences and business establishments in those communities. Each publication focuses on the lifestyle, culture, arts, entertainment, politics and social issues of particular interest to the group of communities at which it is directed. Some of the papers publish different editions (with variations in editorial content and advertising) which are distributed to each community in the targeted group. The principal source of the Company's revenues (89% for the fiscal year ended November 30, 1996, and 92% for the fiscal year ended November 30, 1995) is the sale of advertising space in its publications.



                    While the Company is also striving to expand the business of its current publications through more intensive sales efforts, it believes that the major opportunities for growth in community newspapers lie through acquisitions of existing publications. Such acquisitions would afford the Company an established presence in the marketing and circulation areas covered by the acquired publications. As opposed to starting up new publications, an acquisition policy also changes a competitor into an ally and, management believes, offers a faster possible return on investment. On the other hand, acquisitions may carry with them negative attributes of their predecessors, such as duplicative staffing which may be costly and disruptive to eliminate and policies, procedures and matters of corporate culture which could be well-established but different from or contrary to those of the acquiring entity. Acquisitions can also be costly to effectuate and may subject the Company to large charges against earnings to amortize their good will as has been the Company's experience. Consequently, the Company is also considering low-cost methods to initiate new publications to complement its existing newspapers and magazines.


                    The Company's business plan is to develop a regional group of publications in the greater New York metropolitan area. The Company's management intends to seek acquisition candidates and other expansion opportunities in the New York region. The Company also desires to expand to other areas as resources permit, including resort communities throughout the United States.


                    In furtherance of its business plan, the Company underwent considerable expansion in 1994. This included the acquisition of community newspapers in Nassau County (the suburban Long Island county just east of New York City), Brooklyn and Manhattan.

                    The Company also believes that it has developed the talent and expertise to expand into media ventures other than community newspapers (e.g., electronic publishing on the Internet and radio and television). In addition, in 1995, the Company expanded by launching a new weekly supplement to its Nassau publications, Long Island Lifestyles, and a new weekly door-to-door edition of its Queens newspaper, Bayside Trib at Home. In 1994, the Company launched two new products - Manhattan File, a glossy magazine directed at the young urban Manhattanite, and The Hill, a newspaper covering the United States Congress.

                    The Company's management believes that advertisers would be receptive to the wide circulation at relatively low cost that could be offered by a related group of publications providing a broad metropolitan area audience. Because the marginal costs of adding editorial and advertising content are generally significantly lower than the additional advertising revenues that would be derived, management believes that it can offer potential new advertisers low rates and still increase its operating profits. It also believes the Company can take advantage of economies of scale, combination of operations and other synergies not available to individual publications. In management's opinion, businesses of the type that advertise in local newspapers such as those published by the Company, such as merchants and other local businesses, are apt to consider such newspapers favorably when compared to other advertising media because of the ability of such newspapers to reach specifically targeted audiences. The advertisers need not pay rates that are based on broader audiences not of interest to them.

The Manhattan Spirit


                    The Manhattan Spirit is a weekly free circulation newspaper founded in 1985, and published by Access, which focuses on the lifestyle, culture, arts, entertainment, politics and social issues of interest to the West Side and lower Manhattan. Access editors and support staff, together with a variety of contributing free-lance writers and columnists, write and edit all material for each weekly issue of the Manhattan Spirit and perform all composition, layout, and typesetting work. Printing is performed by outside contractors. In addition, the Manhattan Spirit offers graphics and printing services to its customers.


                    The Manhattan Spirit has won many awards, including, in the past four fiscal years, New York State Bar Association awards for excellence in journalism. Various national and international magazines have reprinted articles from the Manhattan Spirit, including Glamour Magazine and Cosmopolitan International, but this is not a significant source of revenue. Editorial content includes columns by well-known columnists in the fields of food and wine, movies and social advice. Other columnists and writers focus on finance, theatre and topics of community interest.


                    The Manhattan Spirit is published in a 4-color tabloid format. It is distributed Thursday and Friday of each week by independent contractors in bulk to locations throughout Manhattan. The principal places of distribution are lobbies of luxury apartment buildings, restaurants, banks, supermarkets and various other business establishments as well as in sidewalk distribution boxes.


Our Town

                    Our Town, a 26-year-old weekly publication distributed in a single edition predominantly on Manhattans Upper East Side, was acquired by the Company in May 1991. The Company believes it is the East Side's largest free circulation weekly community newspaper. Almost all of its income derives from display and classified advertising.

                    Our Town is published in a 4-color tabloid format.  Delivery
is  made  by  independent   contractors  to  apartment  house  lobbies,   banks,
supermarkets and sidewalk distribution boxes.

Dan's Papers

                    Dan's Papers, published by DPI, focuses on the lifestyle, culture, arts, entertainment, politics and social issues of interest to the resort areas of the South and North Forks of Eastern Long Island, New York, particularly the wealthy resort area known as the Hamptons. Its articles and columns include humor, news, celebrity profiles, reviews of art gallery shows, restaurants, concerts, nightclubs and movies, social satire, editorial cartoons, local environmental and political issues, as well as a special section on real estate. Dan's Papers is published in tabloid format (with a glossy cover for approximately 17 summer and 9 other issues) on a weekly basis. It is distributed each week to locations on Eastern Long Island, including art galleries, gift shops, supermarkets, newspaper and card shops, restaurants and boutiques. There is also weekly distribution in Manhattan. Management of the Company believes that Dan's Papers has the largest circulation in Eastern Long Island of any weekly publication.

                    DPI also publishes the Montauk Pioneer, which has been designated by the Montauk Village Association as the official newspaper of the community of Montauk.

                    Dan's Papers was first published in 1960 by Mr. Daniel Rattiner, and is believed by the Company to be the first free resort newspaper in the United States. The Company acquired its 80% interest in DPI (Mr. Rattiner is the owner of the other 20%) in October 1988. Mr. Rattiner continues to be the publisher and editor of Dan's Papers under an employment agreement with DPI expiring in 1998, subject to earlier termination on certain conditions.

Queens Tribune

                    In May 1989, Tribco acquired, by way of merger, all the outstanding stock of two companies which, together, published and distributed the Queens Tribune, which now consists of nine free circulation editions and one paid-circulation edition weekly community newspapers serving areas in Queens County in New York City. Included in such editions are three editions of the Western Queens Tribune, a five-year old weekly publication distributed in areas in western Queens County not previously served by the Queens Tribune, and the Bayside Trib at Home, which covers the news, events and lifestyles in the community of Bayside, Queens. It is distributed by hand, door-to-door in Bayside, which is one of the most influential neighborhoods in Queens County.


                    The Queens Tribune was started in 1970 and is believed by the Company to have the largest circulation of any weekly community newspaper in Queens County. The format is a tabloid with four-color front and additional pages. Editorial content focuses on local, borough-wide and occasionally city-wide political and social issues. Features include community news and activities of the week, crime reports, restaurant reviews and similar matters of interest to the targeted circulation area. Substantially all of the articles and columns are written by Tribco's editors and support staff. The Queens Tribune has won numerous awards for journalistic excellence, including this year's New York Press Association's coveted first place award for community leadership. Delivery is made by independent contractors to heavy traffic locations, such as banks, supermarkets, and sidewalk distribution boxes. Printing, graphics, consulting, distribution, flyer and insert revenue are significant sources of income to the Queens Tribune operation, providing approximately 13% and 9% of its revenues in the fiscal years ended November 30, 1996 and November 30, 1995, respectively.

The Bronx Newspapers

                    On December 18, 1992, the Company acquired Parkchester Publishing Co., Inc., publisher of the Bronx Press Review. The Bronx Press Review is a fifty-four year old paper which took on a Bronx-wide identity to fill a vacuum left by the absorption of the daily Bronx Home News by the New York Post in the late 1940s. It is a tabloid paper with a 4-color front and back page. The Bronx Press Review has been designated by the New York City Council as the official newspaper of Bronx County for the publication of the Concurrent Resolutions of the Legislature.

                    In the last quarter of 1993, the Company started the Riverdale Review, which serves the affluent Riverdale area of the Bronx.

                    The Riverdale Review is a community weekly covering the news, events, people and lifestyles of the Riverdale community. It is distributed free of charge throughout the affluent northwest Bronx community which it serves. Approximately 19,000 copies are distributed door-to-door to private homes, in bulk to the lobbies and mailrooms of the 175 apartment buildings in the area, and through street distribution boxes and other bulk distribution to high traffic businesses and religious and educational institutions.

The Nassau Newspapers


                    On December 9, 1993, the Company, through its subsidiary, Nassau Community Newspaper Group, Inc. ("NCNG"), acquired the assets of the eight Nassau Newspapers from a group of sellers for an aggregate purchase price of approximately $320,000 in cash and 162,143 shares of Common Stock, which will be issued on the three anniversary dates of the closing beginning on December 9, 1996. The shares of Common Stock to be issued had an aggregate market value of $709,375 but, because of the deferral of their issuance and their nature as restricted securities, have been valued by the Company at approximately $355,000 for financial accounting purposes. Mr. Barry Manning has been employed by NCNG to continue as publisher of the Nassau Newspapers.


                    Each of the Nassau Newspapers serves a community in Nassau County, New York, a suburban county adjacent to Queens County in New York City. The oldest of the Nassau Newspapers has been in continuous publication for 88 years. The group averages over 50 years of continuous weekly publication per paper. The eight original Nassau Newspapers have been designated as the official newspapers of their respective communities. The Company has expanded into three adjacent Nassau County communities.

                    The Company has developed a new publication, Long Island Lifestyles, which serves as a second section to all of its Nassau publications and is also distributed by itself in heavily trafficked areas. This new product offers moderately priced advertising to the central and south Nassau marketplace.

Manhattan File


                    Manhattan File is a monthly (plus 5 special issues annually), 4-color, perfect bound, glossy magazine that debuted in August 1994. It targets 20-45 year-old affluent young professional Manhattan residents who are fashion and style conscious. With stories on the latest fashion trends for young men and women, ideas on interior decorating, dining tips, profiles and interviews with successful thirtysomethings and a comprehensive arts and entertainment guide for the young and wealthy, Manhattan File fills a local niche that the Company believes is not served by any other New York publication.

                    Monthly, Manhattan File distributes complimentary copies to the luxury buildings on the upper East Side, upper West Side, SoHo and the West Village neighborhoods of Manhattan, as well as to various restaurants, boutiques, salons, nightclubs, health clubs and in 75 signature distribution boxes throughout Manhattan. In all, there are more than 800 distribution sites where young people live or frequent.

                    National advertisers targeted are high-end fashion, jewelry, liquor, tobacco, and automotive; on the local front, categories targeted include health clubs, restaurants, boutiques, art auction houses, hotels and cultural institutions. Well-known national advertisers have been joined by many local advertisers including prestigious restaurants, auction houses and hotels.

                    The Company owns 90% of the stock of Manhattan File Publishing, Inc. The remaining 10% is owned by an employee.

Brooklyn Skyline


                    The Brooklyn Skyline, which was acquired by the Company in August 1994, is published weekly in five editions which are distributed door-to-door in Brooklyn's southern tier. Originally a tabloid shopper-type publication, the Company is in the on-going process of converting the Brooklyn Skyline to a community newspaper to complement its other publications. The introduction of "Koch at the Movies," the News Communication Telephone Poll and the Company's Citywide political page "NYConfidential" in addition to local news coverage by Brooklyn reporters distinguish the Brooklyn Skyline from its major competition, The Marketeer, an established door-to-door shopper. In addition to its established display sales effort, the Company introduced a classified advertising section. Additional revenue is also generated by the occasional sale of distribution of circulars to accompany the door-to-door distribution of Brooklyn Skyline. It is printed on newsprint with the use of spot color and is distributed by crews supervised and trained by the Company. The Brooklyn Skyline operates out of an office in the Mill Basin section of Brooklyn.


Chelsea-Clinton News and Westsider


                    The Chelsea-Clinton News and Westsider are the only paid circulation weekly newspapers on the West Side of Manhattan. The Westsider, a 25-year-old community newspaper, covers the area from 59th-125th Streets from Riverside Drive to Central Park West. The Chelsea-Clinton News, a 56- year-old community newspaper, covers the area from 14th-59th Streets from 5th Avenue to 11th Avenue. These two publications rely on revenue from display advertising, classified advertising, subscriptions, newsstand sales, legal advertising and from an in-house typesetting shop that brings in more than 20% of the annual revenue. The Chelsea-Clinton News and Westsider were acquired by the Company in October 1994.


The Hill

                    In  September  1994,  the  Company   embarked  on  its  most
ambitious undertaking to date -- the publication of The Hill, a new weekly newspaper devoted to the coverage of the United States Congress. Martin Tolchin, an award-winning, forty year veteran of the New York Times, signed a five year contract to serve as publisher and editor and chief of The Hill. The paper, which offers comprehensive coverage of every aspect of Congress and life on Capitol Hill, is distributed free of charge to members of Congress and their staffs. The Hill derives the largest portion of its revenue from the sale of display advertising to companies wishing to influence the decisions of Congress. Additional revenues come from classified advertising, local retail advertising, subscriptions and the sale of the paper outside of the Capitol area. The Hill is operated out of its own offices in Washington, D.C. It is printed on newsprint in black ink and process four color. It is primarily distributed to Congressional office buildings and government agencies as well as to select retail locations, hotels and street boxes.

Printing and Production

                    The  printing  of  each  of the  Company's  publications  is presently done by independent printing shops. The Company sends to the printer completely composed, laid-out, typeset pages for photo-offset reproduction. In each case, the printer is able to provide all of the necessary materials (i.e., paper, ink, etc.) for printing, and bills the Company for its services and materials used. In some instances, the Company purchases its own paper rather than that supplied by the printer. The Company believes that it obtains its printing services at competitive prices, and if, for any reason, the arrangements that it has with its printers should terminate, management believes that similarly favorable arrangements could be had with several other printing shops in or around New York City.

Advertisers and Readers; Marketing Activities


                    Most of the Company's publications are weeklies primarily distributed free of charge to their readers. The Bronx Press Review, the Nassau Newspapers, the Westsider and Chelsea-Clinton News and one edition of the Queens Tribune are paid circulation publications. The primary source of the Company's revenue is through the sale of advertising space in the publications, although several of the weekly publications also offer graphics and printing services to outside service purchasers, including several school publications. The advertising revenues of each of the Company's publications are derived from a wide variety of businesses and individuals reflecting the varied opportunities, tastes and demands of the residents of each of the targeted distribution areas. Currently, at least 85% of the advertising space in the Company's publications which have been in existence at least six months represents multiple insertion advertising (where an advertising client runs an advertisement in two or more issues of a publication). This percentage has remained fairly stable for the Company's publications over the last five years. On a year-to-year basis, the Company estimates that, over the last four fiscal years, approximately two-thirds of its display advertising revenues have been from advertisers who were advertisers in the prior year. No one advertising client represents more than 5% of the Company's advertising revenues. Classified advertising has been a growing area of revenues for the weekly publications, as has been advertising directed to telephonic response.

                    The Company employs sales representatives who are compensated with incentive-based compensation packages. The Company has commenced supplementing the sales activities of the individual publications with centralized group sales activities seeking advertisers for all or a combination of the Company's publications. Management believes such a program is particularly attractive to advertisers who seek audiences throughout the greater New York metropolitan area, such as chain store and franchise operations.


Competition

                    The Company competes directly for advertising revenues with newspapers and magazines which are sold to readers or are distributed free, as well as other advertising media. The Company does not significantly compete, however, with other publishers of newspapers or magazines for paid circulation revenues as most of its publications are distributed free of charge to its readers.


                    Those newspapers and magazines competing with the Manhattan Spirit and Our Town for advertising and targeted at Manhattan or parts thereof include, among others, the Resident, New York Press, New York Observer and The Village Voice. In order to compete with the lower advertising rates of smaller publications in the Manhattan Spirit's market area, the Company utilizes a split zone program whereby advertisers may purchase space in only half of the Manhattan Spirit's copies at an appropriately reduced rate. During the months from May through September, Dan's Papers serves the same market as Hampton
Magazine, a free circulation publication. Dan's Papers is aimed at the same market as the East Hampton Star and the Southampton Press, which are sold to readers and the free weekly The Independent. The Montauk Pioneer is the only paper that serves Montauk. The Queens Tribune competes with many publications, including Newsday and the free circulation publications Queens Chronicle and Queens Courier, both of which are somewhat smaller in circulation and advertising revenue than the Queens Tribune. The Bronx Press Review competes against community newspapers such as the Bronx Times Reporter and the Bronx News.


                    The Riverdale Review is the only saturation circulation, free distribution newspaper serving that affluent community. The Riverdale Press, a paid circulation weekly, has a smaller circulation.


                    In addition to Newsday, a daily newspaper, the Nassau Newspapers have several other weekly competitors in the south-west section of the county. These include the South Shore Tribune, a free circulation newspaper, a group of paid circulation newspapers published by Richner Publications, and Pennysaver/This Week and Shoppers Guide, two free circulation shopper publications.

                    Manhattan File is the only free distributed glossy magazine targeting young adults in Manhattan. Competitors include national magazines like Vanity Fair, Details, Rolling Stone and New York Magazine. Also, locally there is a small competitive overlap for advertising with the free newspapers, The Village Voice and the free weekly newspaper The New York Press.


                    Although there is no competition for subscriptions or legal revenue because there are no other paid circulation weeklies on the West Side, the Chelsea-Clinton News and Westsider do compete for display and classified advertising with other free weeklies on the West Side, including the Manhattan Spirit and The Resident.

                    The Brooklyn Skyline is one of a number of free distribution papers in Brooklyn. The Marketeer, an established door-to-door shopper, is its primary competitor.


                    The Hill, which is the largest circulation paper on Capitol Hill, services the same market as Roll Call.
                                  ---------


                    There are numerous other publications distributed in the Company's circulation areas, some of which have resources substantially greater than those of the Company, which compete for advertising against the Company's publications. Management of the Company expects to be competitive because the Company can offer customers the ability to focus its advertisements on a specific market, thereby giving the customer a chance to control costs by narrowing its advertising scope and eliminating waste. Management believes that, over the years of publication, the Company's newspapers have developed a favorable reputation and following. The Company also believes it can compete favorably by offering advertisers the opportunity to choose from a menu of the Company's publications, by offering advertisers more favorable rates as the number of publications increases and by affording advertisers the ability to pinpoint a specific group or geographic area or combination thereof. The major barrier to the entry of new competitive publications is the need for sufficient capital to start up and continue operations until a sufficient advertising base is created.

Employees


                    As of November 30, 1996, the Company had 274 full- and part-time employees, of whom 47 were editorial; 95 were engaged as display and classified advertising sales personnel; 59 were engaged in production; and 73 were engaged in administrative and clerical activities. The Company also maintains a roster of free-lance contractors. Management considers its relations with the Company's employees to be satisfactory.


Seasonality

                    Dan's Papers and the Montauk Pioneer, which are resort area newspapers, have significant seasonal variations in revenues. This seasonality may cause operating results to vary significantly from quarter to quarter, with the third fiscal quarter being the most significant in terms of revenues and income.

Properties


                    The Company and its subsidiaries operate out of eight separate locations. The Manhattan Spirit, Our Town, Chelsea-Clinton News and the Westsider share 7,000 square foot premises at 242 West 30th Street, New York, New York, under a lease with an unaffiliated landlord which commenced in 1995 and terminates in January 2001, at an annual rental of $52,000 for the first year, increasing over the term to $75,380 in the last year.


                    DPI leases from Mr. Daniel Rattiner, current 20% owner and President of DPI, 1,910 square feet of office space in a building on Montauk Highway, Bridgehampton, New York, at an annual rate of $38,200 (plus cost-of-living increases) for a term of ten years terminating in October 1998. The Company has an option to renew its lease for an additional five-year term.

                    Tribco has a ten year lease, which commenced on November 1, 1990, with an unaffiliated landlord to rent approximately 8,000 square feet of office space and space for publication of the Queens Tribune in Fresh Meadows, New York, for annual base rents ranging from $88,000 to $128,000. The lease is renewable for five years at a $152,000 base annual rent. These premises also serve as the Company's executive and financial offices.

                    Parkchester Publishing Co., Inc. has a five year lease for 2,500 square feet of office space at 170 West 233rd Street, Bronx, New York, commencing June 1994, at an annual rental of $34,200, increasing over the term to $38,500 in the last year.

                    NCNG has a five year lease for 7,600 square feet of office space at 216 East 2nd Street, Mineola, New York, commencing November 1994, at an annual rental of $53,400, increasing over the term to $62,350 in the last year. The Company has an option to renew its lease for an additional five years.

                    Manhattan File Publishing, Inc. has a five and one-half year lease for 3,500 square feet of office space at 594 Broadway, New York, New York, commencing March 1994, at an annual rental of $56,000.

                    Capitol Hill Publishing, Inc. has a five year lease for 3,735 square feet of office space at 733 15th Street, N.W., Washington, D.C., commencing August 1994, at an annual rental of $68,880.

                    Brooklyn Newspaper Publishing, Inc. has a three year lease for 2,500 square fee of office space at 2123 Utica Avenue, Brooklyn, New York, commencing November 1994, at an annual rental of $18,000, increasing over the term to $19,800 in the last year.

                    The Company believes that its present space is adequate for current purposes and offers moderate expansion possibilities.

Legal Proceedings


                    An action entitled Jean Jee v. News Communications, Inc. was instituted in Supreme Court, New York County in January 1991. The complainant alleged libel against the Company in connection with an article printed in the Manhattan Spirit and claimed $2,000,000 in compensatory damages and unspecified punitive damages. The Company filed an answer denying the material allegations of the complaint and this case has been dormant for a number of years. The Company believes that this case is without merit and shall remain dormant.

                    An action entitled Tracey Robinson v. The Hill, News Communications, Inc. and Media Venture Group, Inc. was instituted in September 1996 in the United States District Court for the District of Columbia in which the plaintiff, a former salesperson for Capitol Hill, has alleged race discrimination and retaliation in connection with her discharge and claims compensatory and punitive damages of $5.2 million plus back pay, front pay and other relief. The defendants believe that the claim is without merit and have filed an answer denying the material allegations of the complaint and asserting affirmative defenses. The defendants intend to defend the action vigorously. The action is presently in the early stages of the discovery process.

                                   MANAGEMENT

Directors and Executive Officers

                    The  Company's  directors,   executive  officers  and  other
significant employees and their ages and positions are as follows:



Name of Individual            Age     Position with Company and Subsidiaries
------------------            ---     --------------------------------------
 Gary Ackerman                54     Director of the Company
 Thomas Allon                 33     Executive Vice President of the Company
 Robert Berkowitz             47     Controller of the Company
 Carl Bernstein               52     Director of the Company
 Eric Breindel                40     Director of the Company
 John Catsimatidis            47     Director of the Company
 Mark Dickstein               38     Director of the Company
 Jerry Finkelstein            81     Chairman of the Board and Director of the
                                     Company
 Sydney Gruson                69     Director of the Company
 Andrew J. Maloney            64     Director of the Company
 John E. McConnaughy, Jr.     67     Director of the Company
 Robert E. Nederlander        63     Director of the Company
 Daniel Rattiner              57     President, Publisher, Editor and Director
                                     of DPI
 Wilbur L. Ross, Jr.          59     Director and Chief Executive Officer of the
                                     Company
 Michael Schenkler            51     Director and President of the Company and
                                     director and officer of subsidiaries
 Andrew J. Stein              51     Director of the Company
 Sy Syms                      70     Director of the Company
 Arthur Tarlow                67     Director of the Company
 Hillel Weinberger            43     Director of the Company



                    Gary Ackerman has been a director of the Company since March 1990. He has served in the United States House of Representatives as a Representative from New York since March 1983. From 1979 until 1983, Mr. Ackerman was a member of the New York State Senate. From 1970 to 1979, Mr. Ackerman was the founder, editor and publisher of the Queens Tribune.

                    Thomas Allon was elected Executive Vice President of the Company in November 1994. He has been Publisher of the Manhattan Spirit and Our Town since 1992. From 1990 to 1991 he was Managing/Associate Publisher of the Manhattan Spirit.

     Robert Berkowitz has served as Controller of the Company since December 1992. From November 1991 to November 1992, Mr. Berkowitz was a financial and management consultant with Gobstein, Weingarten & Goldfarb, a certified public accounting firm. From August 1989 to November 1991 he was the Chief Accounting Officer for Meringoff Equities, an owner and manager of commercial real estate. From August 1980 to August 1989 he was Vice-President and Controller of the Trump Group, a private investment company specializing in the acquisition and operation of both public and private companies. From 1977 to 1980 he was with the public accounting firm of Price Waterhouse.


     Carl Bernstein was elected a director of the Company in October 1996. For more than five years, Mr. Bernstein has been a writer and journalist. During this period he has been a Contributing Editor to Time Magazine and is presently a Contributing Editor to Vanity Fair. Mr. Bernstein was the co-author, with Robert Woodward, of "All the President's Men" and "The Final Days." His most recent publications are "Loyalties: A Son's Memoir," published by Simon & Schuster, and, as co-author, "His Holiness: Pope John Paul II and The Hidden History of Our Times," published by Doubleday.

     Eric Breindel has been a director of the Company since October 1993. Mr. Breindel is Senior Vice President of News Corporation, a holding company for publishing, television and other media enterprises. From 1986 until earlier this year, Mr. Breindel was Editorial Page Editor of the New York Post. He also writes for Commentary, The New Republic, The Wall Street Journal and other periodicals. He is the recipient of numerous professional awards and honors and appears regularly as a commentator on both television and radio news programs. Mr. Breindel is a graduate of Harvard College and Harvard Law School.

     John Catsimatidis has been a director of the Company since December 3, 1991. Mr. Catsimatidis is also the Chairman of Red Apple Group, Inc., a holding company for supermarket chains in New York. Since July 1988, Mr. Catsimatidis has served as Chairman of the Board and director of Sloan Supermarkets, Inc., an American Stock Exchange listed company which owns and operates supermarkets. Mr. Catsimatidis is also currently the Chairman of the Board, Chief Executive
Officer and director of United Refining Company, a refiner and retailer of petroleum products.


     Mark Dickstein was elected a director of the Company in October 1996. Since 1986, Mr. Dickstein has been President of Dickstein Partners Inc., a private investment firm. He is also a director of Carson Pirie Scott & Co. and Hill Stores Company, leading retailing organizations.

     Jerry Finkelstein has been a director of the Company since December 1987 and became Chairman of the Board in August 1993. He served as publisher of The New York Law Journal from 1960 to 1984. Mr. Finkelstein was Chairman of the Board of Struthers Wells corporation for more than five years prior to November 1993, when he resigned. Struthers Wells Corporation filed for protection under Chapter XI of the United States Bankruptcy Code in February 1994. Mr. Finkelstein is a former member of the Board of Directors of Rockefeller Center, Inc., Chicago Milwaukee Corporation, Chicago Milwaukee Railroad Corporation and TPI Enterprise, Inc. (formerly Telecom Plus International Inc.), a communications company. He is also a former Commissioner of the Port Authority of New York and New Jersey.

     Sydney Gruson was elected a director of the Company in October 1996. Since 1987, Mr. Gruson has been a Senior Advisor of Rothschild Inc. From 1944 to 1987, he was with The New York Times, first as a correspondent and then as a senior executive. As the time of his retirement in 1987, he was Vice-Chairman of The New York Times Company and deputy to the paper's publisher. He is also a director of The International Herald Tribune.

     Andrew J. Maloney has been a director of the Company since September 1993. He is a partner at the New York law firm of Brown & Wood. From 1986 until December 1992, Mr. Maloney was United States Attorney for the Eastern District of New York. Mr. Maloney is a graduate of the United States Military Academy at West Point and Fordham Law School.

     John E. McConnaughy , Jr. was elected a director of the Company in October 1996. Mr. McConnaughy is Chairman and CEO of JEMC Corporation, a company involved in investing. From 1969 to 1986, he served as Chairman and CEO of Peabody International Corp. ("Peabody"). From 1981, when it was spun off from Peabody, until his retirement in 1992, he served as Chairman and CEO of GEO International Corporation ("GEO"). In October 1993, GEO filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code. Mr. McConnaughy is also a director of DeVlieg Bullard, Inc., Mego Financial Corp., Transact International, Inc., Pantapec International, Inc., Riddell Sports, Inc., Enviropur Waste Refining and Technologies, Inc. and Wave Systems, Inc.

     Robert E. Nederlander was elected a director of the Company in October 1996. Since 1981, he has been President of Nederlander Organization, Inc., the owner and/or operator of one of the world's largest chains of legitimate theatres. Mr. Nederlander is also a director of Riddell Sports, Inc., Mego Financial Corp., Mego Mortgage Corp., Allis Chalmers Corp. and HFS Inc.


     Daniel Rattiner is Publisher and Editor of Dan's Papers, having held these positions since he began the publication in 1960. He has also been President and a director of DPI since its organization in October 1988.

     Wilbur L. Ross, Jr. was elected a director of the Company in October 1996. Since 1988, Mr. Ross has been Senior Managing Director of Rothschild Inc. Mr. Ross is also a director of Mego Financial Corp. and Syms Corp.


     Michael Schenkler has been a director of the Company since March 1990, became a Vice President in August 1990 and was elected President in December 1991. He has been President of the Queens Tribune since 1979 and is its publisher. Prior to taking over the Queens Tribune full time in 1982, Mr. Schenkler spent 15 years as an educator employed by the Board of Education of New York City, where he served as a teacher, assistant principal and principal. Mr. Schenkler is President of all of the Company's subsidiaries other than DPI and NCNG, of which he is Vice President.


     Andrew J. Stein has been a director of the Company since July 1994. He is President of Benake Corporation, a management consulting firm. Prior to assuming such position in 1993, Mr. Stein was actively involved in public affairs. From 1986 to 1993, he was President of the Council, New York City. From 1978 to 1985, he was President of the Borough of Manhattan and from 1969 to 1977, he was a member of the New York State Assembly. He was also Chairman of the New York City Commission on Public Information and Communication, and has been a Trustee of the New York City Employees Retirement System and an ex officio member of The Museum of The City of New York, The New York Public Library, The Metropolitan Museum of Art and The Queens Borough Public Library. Mr. Stein is a son of Mr. Finkelstein.

     Sy Syms was elected a director of the Company in October 1996. He is Chairman and Chief Executive Officer of Syms Corp., clothing retailers, a position he has held since 1983. Mr. Syms is also a director of Israel Discount Bank of New York.


     Arthur Tarlow has been a director of the Company since August 1993. He is an attorney currently of counsel to Meyer, Suozzi, English & Klein, P.C. of Mineola, New York, where he has been practicing for more than 10 years as a specialist in taxation, estates and trusts. He is also a Certified Public Accountant and was a partner in the accounting firm of David Tarlow & Company for more than 25 years until August 1995. He is currently a partner in the accounting firm of Tarlow & Tarlow. He is a member of the New York State Bar Association, admitted to practice before the U.S. Tax Court, and a member of the New York State Society of CPAs and the American Institute of Certified Public Accountants.

     Hillel Weinberger was elected a director of the Company in October 1996. Since 1988, he has been Senior Vice President and Senior Portfolio Manager of Loews/CNA Holdings. He is also a director of Applause, Inc., a leading producer of licensed gift items.

     The directors serve until the next annual meeting of stockholders and until their respective successors are elected and qualified. Officers serve at the discretion of the Board of Directors.

     Pursuant to the agreement regarding the sale of the $10 Convertible Preferred Stock, the Company's Board of Directors was increased to 16 members, of whom the holders of the $10 Convertible Preferred Stock are entitled to nominate and elect 8 members. Messrs. Bernstein, Dickstein, Gruson, McConnauaghy, Nederlander, Ross, Syms and Weinberger are the designees of the holders of the $10 Convertible Preferred Stock to serve as directors of the Company and became directors on October 28, 1996, the date of the closing of the sale of the $10 Convertible Preferred Stock. At that time, five of the then serving directors, Messrs. Joseph K. Fisher, David Jaroslawicz, William J. Kelleher, Jr., Christopher McGrath and Martin J. McLaughlin, resigned. See "Description of Securities - Preferred Stock - $10 Convertible Preferred Stock."

Executive Compensation

     The following tables show compensation paid by the Company and its subsidiaries to certain of its executive officers (including the chief executive officer) for the fiscal years ended November 30, 1995, 1994 and 1993 and certain information with respect to stock options granted to such executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                         Annual Compensation                    Long-Term
                                                  ------------------------------------------------------       Compensation
                                                                                                                  Awards
                                                                                            Other              ------------
                                                                                            Annual
                                                                                           Compensa-
                                                             Salary          Bonus           tion              Options
Name and Principal Position                       Year         ($)            ($)            ($)                 (#)
---------------------------                       ----        -----          -----          -----               ----
Michael Schenkler, President and Chief Exec       1996      154,621         30,000           ---               10,000
utive Officer of the Company and officer of       1995      150,000          ---             ---               10,000
subsidiaries                                      1994      142,553          ---             ---               67,500

Daniel Rattiner, Officer of Dan's Papers, Inc.    1996      130,869        110,235        15,000(1)             ---
                                                  1995      127,813         61,169        15,000(1)             ---
                                                  1994      124,016         39,367        15,000(1)             ---

Jerry Finkelstein, Chairman of the Board of       1996      195,000          ---             ---               10,000
the Company                                       1995      195,000          ---             ---              360,000
                                                  1994      175,392          ---             ---              217,500

Thomas Allon, Executive Vice President of         1996       82,341         45,000           ---                ---
the Company and officer of subsidiaries           1995       80,885         45,000           ---                ---
                                                  1994       80,673         12,035           ---               40,000

--------------------------------------

(1) Mr. Rattiner is entitled to receive an aggregate of $15,000 per year for discounted trade-sale merchandise from advertisers (who provide such merchandise to Mr. Rattiner in lieu of paying the Company for advertising).

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR
                               (Individual Grants)

                                  Number of                Percent of
                                 Securities              Total Options/
                                 Underlying               SARs Granted              Exercise or
                                Options/SARs              to Employees               Base Price
                                 Granted (#)             in Fiscal Year                ($/Sh)               Expiration Date
                               -------------            ---------------              -----------           ----------------
Michael Schenkler                  10,000                      5.9                      1.625                    8/17/01
Jerry Finkelstein                  10,000                      5.9                      1.625                    8/17/01


                        AGGREGATE YEAR-END OPTION VALUES
                               (November 30, 1996)


                                      Number of unexercised options at            Value of unexercised in-the-money
                                             fiscal year-end(#)                     options at fiscal year-end($)
Name                                 Exercisable          Unexercisable         Exercisable            Unexercisable
----                                 -----------          -------------         -----------            -------------
Michael Schenkler                      142,500                   ---               19,375                   ---
Jerry Finkelstein                      697,500                   ---              226,250                   ---
Daniel Rattiner                         35,000                   ---                4,375                   ---


Employment Agreements

     Pursuant to an employment agreement entered into by the Company and Michael Schenkler as of October 15, 1994, and terminating October 14, 1999, Mr. Schenkler is employed as President of the Company and President of Tribco. Mr. Schenkler earns a base salary of $150,000 per year (subject to cost-of-living increases) and such annual bonuses as the Board of Directors of the Company may determine in its sole discretion. The agreement requires Mr. Schenkler to protect confidential information of the Company and restricts him from engaging in certain competitive activities during the term of his employment and for one year thereafter.

     Pursuant to an employment agreement terminating in 1998, as amended, as compensation for his services to DPI, Daniel Rattiner earns a base salary from DPI of $100,000 per year, adjusted for increases in the consumer price index after 1988, plus a bonus in each fiscal year based on net profits (as defined) of DPI. Mr. Rattiner may terminate his employment at any time. Mr. Rattiner has pledged to keep secret DPI's confidential matters and, in the event he leaves the employ of DPI, not to compete with DPI for specific periods of time, depending on the reasons for his separation.


     Pursuant to an employment agreement entered into by the Company and Jerry Finkelstein as of August 20, 1993, and terminating on August 19, 2003, as amended and restated, Mr. Finkelstein is employed as Chairman of the Board of Directors of the Company ("Board") at an annual salary of $195,000. Mr. Finkelstein may also be paid annual bonuses at the discretion of the Board, based upon such factors as the Company's results of operations and transactions involving the Company which are introduced to the Company by Mr. Finkelstein or in which he is otherwise involved on behalf of the Company. The Company also provides Mr. Finkelstein with medical and other benefits and perquisites. Mr. Finkelstein may terminate the agreement at any time on at least 10 days' notice to the Company. In the event of his permanent disability or death, salary and bonuses shall continue to paid to him or the legal representative of his estate until the end of the term of the agreement.


     Pursuant to an employment agreement entered into by the Company and Thomas Allon as of November 1, 1994, and terminating November 30, 1997, Mr. Allon is employed as Executive Vice President of the Company. Mr. Allon earns a base salary of $80,000 per year (subject to cost-of-living increases) and, for fiscal years beginning December 1, 1994, is entitled to a bonus of 5% of the net profits of the Company derived from the Company's publications Manhattan Spirit, Our Town, Manhattan File, Chelsea-Clinton News and Westsider, but in no event shall such bonus be less than $45,000 nor more than $70,000 for any fiscal year. The agreement requires Mr. Allon to protect confidential information of the Company and restricts him from engaging in certain competitive activities during the term of his employment and for one year thereafter.


     Pursuant to the agreement regarding the sale of the $10 Convertible Preferred Stock, Wilbur L. Ross, Jr. will serve as Chief Executive Officer of the Company and Chairman of the Executive Committee of the Board. In consideration for the services rendered by him in such capacities, Mr. Ross is to be paid $1 per year and was granted five-year options to purchase 200,000 shares of Common Stock at $2.00 per share under the Company's Discretionary Option Plan.


     The  Company  has  no  established   compensation   arrangements  with  its
directors. See "Directors' and Officers' Options," below.

Directors' and Officers' Options


     On August 17, 1993, the Board adopted a "Discretionary Directors and Officers Stock Option Plan" (the "Discretionary Option Plan") pursuant to which, as amended, the Board may award options to purchase an aggregate of 1,500,000 shares of Common Stock to directors and officers of the Company and its subsidiaries which shall be exercisable at the market price on the date of grant for periods, and under conditions, specified by the Board in such grants. Options under the Discretionary Option Plan are non-qualified and non-incentive options for purposes of income taxation and are not intended to qualify under
Section 422A of the Internal Revenue Code of 1986. During the fiscal year ended November 30, 1996, the only grant made under the Discretionary Option Plan was the grant to Mr. Ross described above. During the fiscal year ended November 30, 1995, the only grant made under the Discretionary Option Plan was a grant to Mr. Finkelstein on June 22, 1995 of five-year options to purchase 350,000 shares of Common Stock exercisable at $2.00 per share (which are reported in the tables above).


     On August 17, 1993, the Board also adopted a "Non-Discretionary Directors Stock Option Plan" (the "Non-Discretionary Option Plan") pursuant to which each director is granted on August 17, 1993 and each anniversary thereof on which he or she continues to be a director, a five-year option to purchase 10,000 shares of Common Stock at the market price on the date of grant. The Non-Discretionary Plan also provides that any person becoming a director within the six month after any August 17 will be granted an option for 10,000 shares on the date he or she becomes a director. The Non-Discretionary Option Plan was approved by the shareholders of the Company on July 15, 1994. Pursuant to the Non-Discretionary Option Plan, each person who was a director of the Company (other than Mr. Ackerman) on August 17, 1996 received a grant of an option to purchase 10,000 shares of Common Stock exercisable at $1.625 per share and each person who became a director on October 28, 1996 received a grant of an option to purchase 5,000 shares of Common Stock exercisable at $2.25 per share. The latter grants completed the grants that may be made under the Non-Discretionary Option Plan.


Certain Transactions

     The Company has the option, in certain circumstances, to acquire Mr. Rattiner's shares in DPI. In addition, Mr. Rattiner can require the Company to purchase his 20% interest in DPI at any time on or after October 13, 1993 for a price equal to 20% of DPI's retained earnings (if any) plus the greater of
$200,000 or 20% of DPI's gross collected revenues (after deduction of advertising agency commissions) for the full fiscal year prior to the year in which notice is given provided that DPI's after-tax profits are at least equal to 7% of the gross collected revenues (after deduction of advertising agency commissions). However, by letter agreement, the Company has waived the 7% after-tax profits requirement until after November 21, 1997.

     DPI leases from Mr. Rattiner 1,910 square feet of office space at an annual rate of $38,200 (plus cost-of-living adjustments) in a building on Montauk Highway, Bridgehampton, New York, for a term of ten years terminating in October 1998 (plus a five-year option).

     Rothschild Inc., of which Wilbur L. Ross, Jr. is Senior Managing Director and Sydney Gruson is Senior Advisor, furnished investment banking services to the Company in connection with the issuance and sale of the Company's $10 Convertible Preferred Stock and associated warrants. In consideration for such services, the Company issued Rothschild Inc. 50,000 shares of its Common Stock, valued at $2.00 per share.


     In May 1996, the Company, Tribco and Access obtained a $1,000,000 loan from
D. H. Blair Investment Banking Corp. ("DHBIB"), a principal stockholder of the Company. The loan is repayable on May 21, 1998 and bears interest at the rate of 8 1/2% per annum payable quarterly. The loan is secured by a security interest granted by the borrowers to DHBIB on all of their personal property and fixtures and by a pledge made by the Company to DHBIB of all of the outstanding common stock of Tribco and Access. As additional consideration for the loan, the Company issued DHBIB a five-year warrant to purchase 200,000 shares of Common Stock at an initial exercise price of $2.50 per share, subject to adjustment.

     Effective May 17, 1996, the Company entered into an agreement with DHBIB pursuant to which DHBIB is to act as a non-exclusive financial advisor and investment banker to the Company. As an inducement to DHBIB's providing such services, the Company issued DHBIB a five-year warrant to purchase 400,000 shares of Common Stock at an initial exercise price of $2.50 per share, subject to adjustment.

     Gristede's and Red Apple Markets, supermarket chains that are owned by Red Apple Group, Inc., of which Mr. Catsimatidis is Chairman, and Sloan's Supermarkets, Inc., of which Mr. Catsimatidis is Chairman, advertise in various of the Company's publications and also utilize various of the Company's printing services. Such advertising and printing services are charged at the Company's standard rates and totaled approximately $267,000 during the fiscal year ended November 30, 1996.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding ownership of the Company's Common Stock, as of March 31, 1997, by each person known to the Company to own beneficially more than 5% of the outstanding Common Stock, by each person who is a director of the Company, by each executive officer of the Company listed in the executive compensation tables and by all directors and officers of the Company as a group.


                                        Amount and Nature
                                          of Beneficial            Percent of
Beneficial Owner                          Ownership (1)               Class
----------------                        ---------------             --------
Gary Ackerman                              386,644 (2)                4.9%
         218-14 Northern Boulevard
         Bayside, N.Y. 11432
Carl Bernstein                               5,000 (3)                   *
         35 East 84th Street
         New York, New York 10028
Eric Breindel                               62,500 (3)                   *
         1211 Avenue of the Americas
         New York, N.Y. 10036
John Catsimatidis                           55,000 (3)                   *
         832 11th Avenue
         New York, N.Y.  10019
Mark Dickstein                             185,000 (3)(4)             2.3%
         120 East End Avenue
          New York, NY 10028
Jerry Finkelstein                        1,489,503 (3)(5)            17.4%
         150 East 58th Street
         33rd Floor
         New York, N.Y. 10158
Sydney Gruson                                5,900 (3)(4)                *
        1251 Avenue of the Americas
        New York, N.Y. 10020
Andrew J. Maloney                           53,000 (3)                   *
         1 World Trade Center
         New York, N.Y. 10001
John E. McConnaughy, Jr.                     5,000 (3)                   *
         637 Valley Road
         New Canaan, CT 06840
Robert E. Nederlander                      118,000 (3)(4)             1.5%
         570 Park Avenue
         New York, N.Y. 10022
-----------------------------
Continued on next page.



                                       33





                                        Amount and Nature
                                          of Beneficial            Percent of
Beneficial Owner                          Ownership (1)              Class
--------------------------              -----------------          ----------
Daniel Rattiner                           168,308 (3)(6)               2.1%
        26 Three Mile Harbor
        Hog Creek Road
        East Hampton, N.Y. 11932
Wilbur L. Ross, Jr.                       570,000 (3)(4)(7)             6.7%
        1251 Avenue of the Americas
        New York, NY 10020
Michael Schenkler                         455,267 (3)(8)                5.7%
      174-15 Horace Harding
           Expressway
      Fresh Meadows, N.Y. 11365
Andrew J. Stein                           180,000 (3)                   2.3%
      625 Madison Avenue
      New York, N.Y. 10022
Sy Syms                                   185,000 (3)(4)                2.3%
      Syms Way
      Secaucus, NJ 07094
Arthur Tarlow                              79,716 (3)                   1.0%
      1505 Kellum Place
      Mineola, N.Y. 11501
Hillel Weinberger                         221,000 (3)(4)                2.7%
       667 Madison Avenue
       New York, NY 10021
All Directors and                       4,309,005 (3)(9)               40.9%
      Executive Officers as
      a Group
      (19 persons)
J. Morton Davis                         2,577,430 (10)                 30.4%
D.H. Blair Holdings, Inc.
D.H. Blair Investment
  Banking Corp.
     44 Wall Street
     New York, N.Y. 10005

-------------------------------------------

*             Less than one percent.

(1) Based upon information furnished by the persons listed. Except as otherwise indicated, the stockholders listed possess sole voting and investment power with respect to the shares listed.

(2) Includes 5,334 shares owned by Mr. Ackerman's children for whom Mr. Ackerman is custodian.

(3) Includes the following numbers of shares purchasable upon the exercise of presently exercisable options and warrants: Mr. Bernstein--5,000; Mr.
     Breindel--46,500;  Mr.  Catsimatidis--55,000;  Mr.  Dickstein--85,000;  Mr.
     Finkelstein--697,500;   Mr.   Gruson--5,400;   Mr.   Maloney--53,000;   Mr.
     McConnaughy--5,000;  Mr.  Nederlander--45,000;  Mr.  Rattiner--35,000;  Mr.
     Ross--365,000;    Mr.   Schenkler--142,500;    Mr.   Stein--130,000;    Mr.
     Syms--85,000; Mr. Tarlow--67,500; Mr. Weinberger--101,000.

                                       34






--------------------------------------------------
(Footnotes continued from prior page)

(4) Includes the following numbers of shares issuable upon conversion of shares of $10 Convertible Preferred Stock: Mr. Dickstein--100,000; Mr. Gruson--500; Mr. Nederlander--50,000; Mr. Ross--200,000; Mr. Syms--100,000;
     Mr. Weinberger--120,000.

(5) Includes (i) 29,834 shares owned by The Jerry Finkelstein Foundation, Inc., of which Mr. Finkelstein is President, and (ii) 200,000 shares owned by Mr. Finkelstein's wife.

(6) Includes (i) 500 shares owned by Mr. Rattiner's wife and (ii) 1,800 shares issuable upon conversion of the Company's 10% Preferred Stock.

(7) Does not include (a) 50,000 shares owned by Rothschild Inc. and (b) 50,000 shares issuable upon conversion of shares of $10 Convertible Preferred Stock owned by Rothschild North America Inc. ("RNA") and 40,000 shares issuable upon exercise of warrants owned by RNA. Mr. Ross disclaims beneficial ownership of all of such shares.

(8) Includes 9,000 shares that are issuable upon conversion of the Company's 10% Preferred Stock owned by Mr. Schenkler's wife as custodian for two minor children of which Mr. Schenkler disclaims beneficial ownership.

(9)  Includes  shares  issuable upon the exercise of the options  referred to in
     (3) above, and 61,666 shares issuable to Mr. Thomas Allen, Executive Vice President of the Company, upon exercises of presently exercisable stock options and 22,501 shares issuable to Mr. Robert Berkowitz, Controller of the Company, upon exercise of presently exercisable stock options.

(10) Includes (i) 1,843,915 shares of Common Stock and Warrants to purchase 600,000 shares owned by D.H. Blair Investment Banking Corp. ("DHBIB"), a wholly-owned subsidiary of D.H. Blair Holdings, Inc. ("Blair Holdings"), of which J. Morton Davis is a shareholder and director, (ii) 61,915 shares owned by Rivkalex Corporation ("Rivkalex"), a private corporation owned by Rosalind Davidowitz, Mr. Davis's wife, (iii) 71,600 shares owned by Rosalind Davidowitz. Mr. Davis, Blair Holdings and DHBIB expressly disclaim beneficial ownership of all securities held by Rivkalex and Rosalind Davidowitz.

                            DESCRIPTION OF SECURITIES

                    The Company is presently authorized to issue 100,000,000 shares of Common Stock, par value $.01 per share, and 500,000 shares of Preferred Stock, par value $1.00 per share.

Common Stock

                    The holders of shares of Common Stock have equal, ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company, and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon the liquidation, dissolution or winding up of the affairs of the Company. Holders of Common Stock do not have preemptive, subscription or conversion rights to purchase or subscribe to securities of the Company. There are no redemption or sinking fund provisions in the Company's Articles of Incorporation. Holders of Common Stock are entitled to one vote per share on all matters which stockholders are entitled to vote upon at all meetings of stockholders. There is no cumulative voting. Thus, the holders of more than 50% of the shares voting for election of directors can elect all the members of the Board of Directors who are elected by the holders of Common Stock and can decide any question brought before the stockholders requiring approval by a simple majority of the holders of Common Stock. In such event, the holders of the remaining shares of Common Stock will not be able to elect any directors or carry out any other matter brought before the stockholders. As of November 30, 1996, 7,887,039 shares of Common Stock were outstanding. See "Principal Stockholders."

Preferred Stock

                    The Articles of Incorporation of the Company authorize the issuance of up to 500,000 shares of Preferred Stock, $1.00 par value per share. The Board of Directors is authorized to issue shares of Preferred Stock from time to time in one or more series and, subject to the limitations contained in the Articles of Incorporation and any limitations prescribed by law, to establish and designate any such series and to fix the number of shares and the relative rights, conversion rights, voting rights and terms of redemption (including sinking fund provisions) and liquidation preferences. If shares of Preferred Stock with voting rights are issued, such issuance could affect the voting rights of the holders of the Company's Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the Board authorizes the issuance of shares of Preferred Stock with conversion rights, the number of shares of Common Stock outstanding could potentially be increased up to the authorized amount. Issuance of Preferred Stock, could, under certain circumstances, have the effect of delaying or preventing a change in control of the Company and may adversely affect the rights of holders of Common Stock such as by placing restrictions upon payments of dividends to holders of Common Stock or by diluting the voting power of such holders. Similarly, issuance of Preferred Stock could inhibit a third-party tender offer for the Common Stock and thus deprive stockholders of an opportunity to receive a premium over the market price. Also, Preferred Stock could have preferences over the Common Stock (and other series of Preferred Stock) with respect to dividend and liquidation rights. The Company has no present plans to issue any additional shares of Preferred Stock other than the four series of Convertible Preferred Stock presently authorized. Reference is made to the resolutions of the Board of Directors fixing the terms of the Convertible Preferred Stock, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part.


                    8%, 10% and 12% Convertible Preferred Stock. Among the four series of Preferred Stock presently authorized are 10% Convertible Preferred Stock ("10% Preferred Stock"), of which 1,250 shares are authorized, 1,150 shares were issued and 32 shares remain outstanding; 8% Convertible Preferred Stock ("8% Preferred Stock"), of which 500 shares are authorized and 167 shares are issued and outstanding; and 12% Convertible Preferred Stock ("12% Preferred Stock"), of which 200 shares are authorized, issued and outstanding. For purposes of paying interest and liquidation preference, the shares of 10% Preferred Stock have a stated value of $5,000 per share and the shares of 8% Preferred Stock and 12% Preferred Stock have stated values of $1,000 per share. At the option of the Company, interest on the 10% Preferred Stock may be paid in an equivalent value of shares of Common Stock. Presently, the 10% Preferred Stock, 8% Preferred Stock and 12% Preferred Stock are convertible into shares of Common Stock at the rates of 1,800 shares of Common Stock per share of 10% Preferred Stock, 476.19 shares of Common Stock per share of 8% Preferred Stock and 476.19 shares of Common Stock per share of 12% Preferred Stock. In addition, upon conversion of the 8% Preferred Stock the holder is entitled to receive 5-year warrants to purchase an equivalent number of shares of Common Stock at an exercise price equal to the per share conversion price.

                    $10 Convertible Preferred Stock. The Company has authorized 200,000 shares of $10.00 Convertible Preferred Stock ($10 Convertible Preferred Stock), all of which are issued and outstanding. Dividends on the $10 Convertible Preferred Stock are payable at a rate equal to five times the amount of dividends, if any, per share declared and paid by the Company on the Common Stock. The holders of the $10 Convertible Preferred Stock are entitled to a liquidation preference of $10 per share.

                    Except as hereinafter described, each share of $10 Convertible Preferred Stock is entitled to such number of votes such share would have had if it had been converted into shares of Common Stock (presently five) on all matters presented for a vote to holders of Common Stock. So long as at least 100,000 shares of $10 Convertible Preferred Stock are outstanding, the holders of the $10 Convertible Preferred Stock, voting as a single class, are entitled to nominate and elect that number of directors of the Company equal to one-half of the total number of directors. Any director elected by the holders of the $10 Convertible Preferred Stock may be removed by, and shall not be removed without cause except by, the holders of a majority of the outstanding shares of $10 Convertible Preferred Stock. During the period that the preceding provisions regarding election of directors are in effect, the holders of the $10 Convertible Preferred Stock shall not be entitled to vote for the election of any other directors.

                    The vote of all of the holders of the $10 Convertible Preferred Stock is necessary for authorizing, effecting or validating the amendment, alteration or repeal of any of the provisions of the Company's Certificate of Incorporation so as to affect adversely the powers, preferences or rights of the $10 Convertible Preferred Stock. So long as at least 100,000 shares of $10 Convertible Preferred Stock are outstanding, the vote of a majority of the holders thereof (or such greater amount as may be required by law), acting as a single class, shall be necessary for authorizing, effecting or validating (i) the merger or consolidation of the Company into or with any other corporation, (ii) the sale of all or substantially all of the assets of the Company or (iii) the issuance of any other class of stock having parity with the $10 Convertible Preferred Stock.

                    The shares of $10 Convertible Preferred Stock are convertible at any time into shares of Common Stock, initially at the rate of five shares of Common Stock per share of $10 Convertible Preferred Stock, subject to adjustment in the event of subdivisions or splits of the Common Stock or recapitalization or reclassification thereof or upon the sale of Common Stock at a price less than the then current conversion price. The holders of the $10
Convertible Preferred Stock have no preemptive rights. Upon the request of holders of at least 40% of the outstanding shares of $10 Convertible Preferred Stock made on or prior to October 27, 2001, the Company, at its expense, will cause the shares of Common Stock issuable upon conversion of their shares of $10 Convertible Preferred Stock to be registered under the Securities Act of 1933. During such period, the holders of the $10 Convertible Preferred Stock also have the right to have such shares of Common Stock included in any registration statement filed by the Company under that Act, subject to certain restrictions.

Public Warrants

                    The following discussion sets forth all of the terms and provisions of the Public Warrants which the Company believes are material. The complete terms are set forth in the Warrant Agreement between the Company and Continental Stock Transfer & Trust Company (the "Warrant Agent"), filed as an exhibit to the Registration Statement, and also the detailed provisions of the forms of the Public Warrants attached to the Warrant Agreement.

                    Each Public C Warrant entitled the holder to purchase one share of Common Stock of the Company until October 9, 1996, at a per share price of $2.00. Any Public C Warrant not exercised by that date has expired and may no longer be exercised. Each Public D Warrant entitles the holder to purchase one share of Common Stock of the Company until October 9, 1998, at a per share price of $3.00, subject to adjustment. Unless extended by the Company at its discretion, the Public D Warrants will expire at 5:00 p.m. New York City time on October 9, 1998. If a holder of Public Warrants fails to exercise his Public D Warrants prior to their expiration, the Public Warrants will expire and the holder thereof will have no further rights with respect to them.

                    The Common Stock to be issued upon the exercise of the Public Warrants will be fully paid and nonassessable. Holders of the Public
Warrants will have no voting, preemptive, liquidation or other rights of a stockholder and no dividends will be declared on the Public Warrants.

                    The Company may call the Public D Warrants for redemption, in whole or in part, at any time commencing twelve months after the date of this Prospectus upon a minimum of 30 days' prior written notice to holders, at a redemption price of $0.01 per Warrant, provided that the average of the means of the closing bid and closing asked quotations of the Common Stock on Nasdaq (or the last sale price if principally traded on a national securities exchange or the Nasdaq National Market System) exceeds 125% of the then respective exercise prices of the Public D Warrants being redeemed for any 20 consecutive trading days ending within 15 days prior to the day on which notice is given. During the 30-day notice period, a holder shall have the option to exercise his Public D Warrants. Any holders of Public D Warrants who do not exercise prior to the redemption date will forfeit their rights to purchase the securities underlying the Public D Warrants and, after the redemption date, any outstanding Public D Warrants will become void and be of no further force and effect. If the Company does not redeem the Public D Warrants, they will expire, become void and of no further force or effect on the conclusion of the exercise period.

                    A Public D Warrant, when exercisable, may be exercised upon the surrender of a duly completed certificate and exercise form on or prior to its expiration at the office of the Warrant Agent, accompanied by cash or a certified or official bank check payable to the order of the Company for the exercise price. Warrants are generally more speculative than the common stock which is purchasable upon the exercise thereof. A Public D Warrant may become valueless, or of reduced value, if the market price of the Common Stock decreases, or increases only modestly, over the term of the Public Warrant.

                    The Public D Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events such as stock dividends, splits, recapitalizations, mergers or consolidations. No adjustment in the number of shares purchasable upon exercise of the Public D Warrants will be required until cumulative adjustments in any fiscal year require an adjustment of more than 2% thereof. Cash payments will be made in lieu of fractional shares upon any exercise of Public D Warrants. If less than all of the Public D Warrants evidenced by a warrant certificate are exercised, a new warrant certificate representing the remaining number of Public D Warrants will be issued to the holder of the Public D Warrants by the Warrant Agent.

                    Notwithstanding the foregoing, in the case of any liquidation, dissolution, winding up, consolidation or merger of the Company, or sale or conveyance of all or substantially all of the assets of the Company, the right to exercise the Public D Warrants shall terminate no later than the date fixed for the transfer of, or the payment of any distributable amount on, the Company's shares of Common Stock. At least 30 days' notice of such termination date shall be given to the registered holders of the Public D Warrants determined as of the date of the notice.

                    The Board of Directors of the Company may amend the terms of the Public D Warrants to reduce their exercise prices or extend their exercise periods. The Company and the Warrant Agent may make changes to the Warrant Agreement to cure ambiguities, correct inconsistencies or manifest mistakes or as they otherwise may deem necessary or desirable and which do not adversely affect the interests of the holders. However, no other change may be made without the written consent of the holders of at least 50% of the outstanding Public D Warrants and no decrease in the number or change in nature of the securities issuable upon exercise of a Public D Warrant or increase in the exercise price or acceleration of the exercise period of a Public D Warrant may be made without the written consent of the holder of such Warrant.

                    The Public Warrants will not be exercisable unless a registration statement pursuant to the Securities Act covering the shares of Common Stock issuable upon exercise of the Public Warrants has been filed, declared effective, and is current and such shares of Common Stock have been registered or qualified, or there is an exemption from such registration or qualification requirements, under the securities laws of the state of residence of the holder of such Public Warrant. The Company has filed a registration statement pursuant to the Securities Act with the Commission and will use its best efforts to maintain a current prospectus relating thereto, subject to the terms of the Warrant Agreement. While it is the Company's intention to do so, there is no assurance that it will be able to do so. Since the Public D Warrants are only redeemable by the Company at such time as they are exercisable, the Public D Warrants will not be redeemable by the Company unless prior to redemption a registration statement covering the shares of Common Stock issuable upon exercise of the Public D Warrants has been filed, declared effective, and is current.

                    For the life of the Public D Warrants, the holders thereof are given the opportunity to profit from a rise in the market price of the Common Stock which may result in a dilution of the interest of other stockholders. In addition, the Company may find it more difficult to raise equity capital if it should be needed for the business of the Company while Public D Warrants are outstanding. At any time when the holders of the Public D Warrants might be expected to exercise them, the Company would probably be able to obtain additional equity capital on terms more favorable than those provided in the Public D Warrants.

                    The exercise prices of the Public Warrants were arbitrarily determined by negotiations between the Company and Hibbard Brown, and do not bear any relationship to the market price of the Common Stock, the Company's assets, book value, net worth, results of operations or to any other established criterion of value, and they should not be considered any indication of the actual value of the Company. However, among the factors considered in determining the public offering price of the units of which the Public Warrants were a part, consideration was given to prevailing market conditions, the industry in which the Company operates, an assessment of the Company's management, its capital structure, the business potential of the Company and the demand for similar securities of comparable companies.

Hibbard Brown Option and Warrant Solicitation Fee

                    In connection with the 1992 Offering, the Company sold Hibbard Brown, for nominal consideration, an option (the "Hibbard Brown Option"), exercisable until October 9, 1997, which gave the holders the right to purchase up to 150,000 units of securities, each unit consisting of one share of Common Stock, one non-redeemable Class C Warrant of the Company ("Hibbard Brown C Warrant") and one Hibbard Brown D Warrant, at $3.30 per unit. The Hibbard Brown Option has been fully exercised by the holders thereof, who also exercised all of the Hibbard Brown C Warrants and 65,000 of the 150,000 Hibbard Brown D Warrants issuable upon exercise of the Hibbard Brown Option. The Hibbard Brown C Warrants and Hibbard Brown D Warrants purchasable upon exercise of the Hibbard Brown Option are identical to the Public C Warrants and Public D Warrants except that they are exercisable between October 9, 1993, and October 9, 1997, and are non-redeemable. The Company agreed to register under the 1933 Act, at its expense on one occasion, and at the expense of Hibbard Brown or other holder on another occasion, the Hibbard Brown Option, and/or the underlying securities, at the request of the holders of forty percent thereof. The offering by the successors-in-interest to Hibbard Brown being made pursuant to this Prospectus is being made at the Company's expense in accordance with such obligation. The Company has also agreed to certain "piggy-back" registration rights for the holders of the Hibbard Brown Option and the securities issuable upon exercise thereof.

                    The Company had agreed to pay Hibbard Brown, upon the exercise of the Public Warrants, a fee of 4% (of which 1% may be reallowed to the dealer who solicited the exercise) of the aggregate exercise price if (i) the market price of the Common Stock on the date the Public Warrant is exercised is greater than the then exercise price of the Public Warrants; (ii) the exercise of the Public Warrant was solicited by a member of the NASD; (iii) the Public Warrant is not held in a discretionary account; (iv) disclosure of compensation arrangements was made both at the time of the offering and at the time of exercise of the Public Warrant; (v) the solicitation of the Public Warrant was not in violation of Rule 10b-6 promulgated under the Securities and Exchange Act of 1934; and (vi) the solicitation of the Public Warrant is in compliance with NASD Notice to Members 81-38. As Hibbard Brown is no longer in business, the Company may pay such fee to a successor-in-interest to Hibbard Brown which is a member firm of the National Association of Securities Dealers, Inc. or to another member firm with whom the Company may enter into an agreement with respect to solicitation of the Public Warrants. Unless granted an exemption by the Securities and Exchange Commission from Rule 10b-6, any such member firm will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's securities during the periods prescribed by Rule 10b-6 before the solicitation of the exercise of any Public Warrant until the later of (i) the termination of such solicitation activity, or
(ii) the termination by waiver or otherwise of any right such member firm may have to receive a fee for the exercise of the Public Warrants following such solicitations.

Dividends

                    To date, the Company has not paid any dividends on its Common Stock. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, its capital requirements and financial condition, and other relevant factors. The Company does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in the Company's business. See "Dividend Policy."

Transfer and Warrant Agent

                    The Company's Transfer and Warrant Agent is Continental Stock Transfer & Trust Company, 2 Broadway, New York, New York 10004.


                              PLAN OF DISTRIBUTION

                    The Company has been advised that the sales of the shares of Common Stock offered by the successors-in-interest to Hibbard Brown (if and when issued) may be effected from time to time in transactions (which may include block transactions on Nasdaq) in the over-the-counter market, in negotiated transactions, through the writing of options on Common Stock, or a combination of such methods of sale, at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. The sellers might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and may be obligated to comply with certain rules promulgated by the Securities and Exchange Commission designed to prevent manipulative and deceptive practices, including Rules 10b-2, 10b-6 and 10b-7 promulgated under the Securities Act of 1934.

                    All costs, expenses and fees in connection with the registration of the securities offered by the successors-in-interest to Hibbard Brown will be borne by the Company. The Company has agreed to indemnify Hibbard Brown and its successors-in-interest, and Hibbard Brown has agreed to indemnify the Company (including its officers and directors), against certain liabilities, including liabilities under the Securities Act of 1933. Because Hibbard Brown is no longer in business, it is unlikely that the Company would be successful in pursuing any remedies it has pursuant to such right of indemnification.


                         SHARES ELIGIBLE FOR FUTURE SALE


                    The Company currently has 7,910,848 Common Stock outstanding. Of this amount, approximately 2,344,715 shares are "restricted" securities as that term is defined under Rule 144 promulgated under the Securities Act of 1933. Of the restricted shares, approximately 2,274,715 have been held for at least two years.


                    Under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least two years, is entitled to sell, within any three month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the stock is quoted on Nasdaq or a securities exchange, the average weekly trading volume during a specified four-week period preceding the sale. A person who has not been an affiliate of the Company for at least 3 months and who has beneficially owned shares of Common Stock for at least three years is entitled to sell such shares under Rule 144 without regard to such volume limitations.

                    The Company is unable to predict the effect that sales made under Rule 144, or pursuant to other exemptions under the Securities Act of 1933, may have on the then prevailing market price of the Common Stock.


                    As of the date of this Prospectus, without taking into effect the securities offered hereby, there were outstanding shares of Preferred Stock and immediately exercisable options and warrants which, upon conversion or exercise, would enable their holders to purchase up to 5,015,362 restricted shares of Common Stock at prices ranging from $1.25 to $9.00 per share and exercisable over periods of up to ten years. The conversion of any of the aforementioned shares of Preferred Stock or the exercise of any of the aforementioned options or warrants may have a dilutive effect on the Common Stock. Moreover, the terms upon which the Company may be able to obtain additional equity capital may be adversely affected because the holders of such shares, warrants and options can be expected to convert their shares and exercise their warrants and options at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided by the terms of such warrants or options. In addition, certain holders of options, warrants and Preferred Stock of the Company have received registration rights with respect to the securities held by or issuable to them. These registration rights could result in substantial future expense to the Company and could adversely affect any future equity or debt financing. Furthermore, the sale of such shares of Common Stock held by or issuable to the holders of registration rights, or even the potential of such sales, could have an adverse effect on the then current market price of the Company's securities.



                                  LEGAL MATTERS

                    The legality of the securities being offered hereby will be passed upon for the Company by Graubard Mollen & Miller ("GM&M"), 600 Third Avenue, New York, New York 10016, counsel to the Company. GM&M owns 1,334 shares of the Company's Common Stock.

                                     EXPERTS


                    The consolidated balance sheet as of November 30, 1996 and the consolidated statements of income, stockholders' equity, and cash flows for the year ended November 30, 1996, included in this Prospectus, have been included herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                    The consolidated statements of operations, stockholders' equity and cash flows of the Company and its subsidiaries for the year ended November 30, 1995, included in the Prospectus, have been included herein in reliance on the report of Moore Stephens, P.C., independent auditors, given on the authority of that firm as experts in accounting and auditing.



                              CHANGE IN ACCOUNTANTS


     Moore Stephens, P.C. (formerly named Mortenson & Associates, P.C.) served as independent auditors of the Company for the fiscal years ended November 30, 1994 and 1995 and until February 3, 1997. On February 3, 1997, Moore Stephens, P.C. was dismissed by the Company because it was determined by the Company that its best interests would be served by retaining Coopers & Lybrand L.L.P. The decision to change auditors was approved by the Audit Committee of the Company's Board of Directors. The report of Mortenson & Associates, P.C. dated March 27, 1996, relating to the financial statements of the Company as of November 30, 1995 and for the two years then ended contained a statement regarding uncertainty about the Company's ability to continue as a going concern. During the Company's two most recent fiscal years and the subsequent interim period preceding such dismissal, there were no disagreements between the Company and Moore Stephens, P.C. on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures.

     Coopers & Lybrand L.L.P. has been engaged by the Company as of February 3, 1997 as its independent auditors.


                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

                    The Articles of Incorporation of the Company, as amended, provide that the Company shall indemnify, to the full extent permitted by Nevada law, its officers, directors, employees and agents. The Articles of Incorporation, as amended, also provide for the elimination, with certain exceptions, of personal liability of directors and officers to the Company and its stockholders for damage for breach of fiduciary duty as directors and officers.

                    The underwriting agreements that the Company entered into with D.H. Blair & Co., Inc. and Hibbard Brown in connection with the public offerings of securities of the Company underwritten by those firms each provide for reciprocal indemnification between the Company and its controlling persons, on the one hand, and the underwriters and their controlling persons, on the other hand, against certain liabilities in connection with such offerings, including liabilities under the Securities Act of 1933, as amended.

                    The Company has obtained a directors and officers insurance and company reimbursement policy in the amount of $1,000,000 (subject to a $100,000 per claim deductible). The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and would reimburse the Company for such loss for which the Company has lawfully indemnified the directors and officers.

                    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                             ADDITIONAL INFORMATION

                    The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., a Registration Statement (the "Registration Statement") under the Securities Act of 1933 (File No. 33-46467) with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and such securities, reference is hereby made to the Registration Statement and exhibits. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement. The Registration Statement, together with the exhibits, may be inspected at the Commission's principal office in Washington, D.C. and copies may be obtained upon payment of the fees prescribed by the Commission.

NEWS COMMUNICATIONS, INC. and SUBSIDIARIES
Index to Consolidated Financial Statements




                                                                       Page


Reports of Independent Accountants                                      F2-F3

Consolidated Balance Sheet as of November 30, 1996                      F4-F5

Consolidated Statements of Operations for the years ended
    November 30, 1996 and 1995                                          F6

Consolidated Statements of Stockholders' Equity for the years ended
     November 30, 1996 and 1995                                         F7

Consolidated Statements of Cash Flows for the years ended
    November 30, 1996 and 1995                                          F8-F9

Notes to Consolidated Financial Statements                             F10-F26

Report of Independent Accountants


To the Board of Directors and Stockholders of News Communications, Inc.
Fresh Meadows, New York

We have audited the accompanying consolidated balance sheet of News Communications, Inc. and Subsidiaries as of November 30, 1996, and the related consolidated statement of operations, stockholders' equity, and cash flows for the year ended November 30, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of News Communications, Inc. and Subsidiaries as of November 30, 1996, and the consolidated results of their operations and their cash flows for the year ended November 30, 1996, in conformity with generally accepted accounting principles.





Coopers & Lybrand L.L.P.




New York, New York
March 12, 1997

                         REPORT OF INDEPENDENT AUDITORS


To the Board of Directors and Stockholders of News Communications, Inc.
   Fresh Meadows, New York


                  We have audited the accompanying consolidated statements of operations, stockholders' equity, and cash flows of News Communications, Inc. and its subsidiaries for the year ended November 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

                  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

                  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated results of operations and cash flows of News Communications, Inc. and its subsidiaries for the year ended November 30, 1995, in conformity with generally accepted accounting principles.








                                                       MOORE STEPHENS, P.C.
                                                  Certified Public Accountants.



Cranford, New Jersey
March 27, 1996

NEWS COMMUNICATIONS, INC. and SUBSIDIARIES

Consolidated Balance Sheet
As of November 30, 1996




                                          Assets:
Current assets:
    Cash                                                                                             $       1,494,887
    Restricted cash                                                                                            198,390
    Accounts receivable - [less: allowance for doubtful accounts of $862,615]                                3,862,405
    Due from related parties                                                                                    14,000
    Other                                                                                                      130,445
                                                                                                    ------------------
            Total current assets                                                                             5,700,127

Property and equipment - at cost - net                                                                         520,791

Other assets:
    Goodwill - net                                                                                           3,373,535
    Other - net                                                                                                116,671
                                                                                                    ------------------
            Total other assets                                                                               3,490,206
                                                                                                    ------------------
            Total assets                                                                          $          9,711,124
                                                                                                    ==================





See Notes to the Consolidated Financial Statements.

NEWS COMMUNICATIONS, INC. and SUBSIDIARIES


Consolidated Balance Sheet

As of November 30, 1996



                           Liabilities and Stockholders' Equity:
Current liabilities:
    Accounts payable                                                                              $          1,100,720
    Accrued expenses                                                                                           642,656
    Accrued payroll and payroll taxes                                                                          453,639
    Note payable                                                                                             1,175,000
    Due to related party                                                                                        59,688

    Unearned revenue                                                                                           122,653

                                                                                                    ------------------
               Total current liabilities                                                                     3,554,356


Related party - long term debt                                                                                 953,333

                                                                                                    ------------------

Total Liabilities                                                                                            4,507,689

                                                                                                    ------------------
Commitments and contingencies
Minority interest                                                                                              114,228
                                                                                                    ------------------
Stockholders' equity:
     Preferred stock, $1.00 par value; 500,000 shares authorized; $2,577,000                                   200,449
     aggregate liquidation value
       Common stock, $.01 par value; authorized 100,000,000 shares;
         8,038,039 shares issued                                                                                80,380
Paid-in capital - preferred stock                                                                            2,201,690
Paid-in-capital - common stock                                                                              14,062,652
Retained deficit                                                                                           (11,047,235)
                                                                                                    ------------------
                                                                                                             5,497,936
Less:  Treasury stock [151,000 common shares] - at cost                                                        408,729

              Total stockholders' equity                                                                     5,089,207
                                                                                                    ------------------
              Total liabilities and stockholders' equity                                          $          9,711,124
                                                                                                    ==================


See Notes to the Consolidated Financial Statements.

NEWS COMMUNICATIONS, INC. and SUBSIDIARIES

Consolidated Statements of Operations

For the years ended November 30, 1996 and 1995



                                                                                  1996                  1995
                                                                            -----------------     ------------------
Net revenues                                                                 $     18,334,866      $      18,113,462
                                                                            -----------------     ------------------

Operating expenses:
     Salaries, benefits and outside labor costs                                     9,818,203              9,511,879
     Direct mechanical costs                                                        6,968,414              6,606,636
     General and administrative                                                     2,762,303              2,408,344
     Provision for doubtful accounts                                                1,481,589                396,000
     Rent, occupancy and utilities                                                    941,874                870,949
                                                                            -----------------     ------------------

              Total operating expenses                                             21,972,383             19,793,808
                                                                            -----------------     ------------------
              Loss from operations                                                 (3,637,517)            (1,680,346)


Other income (expense):
     Interest expense                                                                (177,471)               (32,608)
     Interest income                                                                   ---                    28,708

                                                                            -----------------     ------------------

              Total other income (expense)                                          (177,471)                (3,900)

                                                                            -----------------     ------------------

Loss before income taxes and minority interest                                    (3,814,988)            (1,684,246)
Provision for income taxes                                                             ---                    ---
                                                                            -----------------     ------------------

              Net loss before minority interest                                   (3,814,988)            (1,684,246)

Less: Minority interest in income of subsidiary                                        66,440                 47,788

                                                                            -----------------    -------------------
                  Net loss                                                   $    (3,881,428)        $   (1,732,034)
                                                                            =================       ================
Loss per common share                                                        $          (.49)        $         (.22)
                                                                            =================       ================
Weighted average number of common shares outstanding                         $      7,991,997        $     7,966,186
                                                                            =================       ================




See Notes to the Consolidated Financial Statements.

NEWS COMMUNICATIONS, INC. and SUBSIDIARIES

Consolidated Statements of Stockholders' Equity

                                                       Paid-in                        Paid-in

                                Preferred              Capital    Commom              Capital                             Total

                                  Stock    Preferred  Preferred   Stock    Common     Common    Retained     Treasury  Stockholders'

                                 (Shares)     Stock     Stock    (Shares)   Stock      Stock     Deficit      Stock       Equity
                                 --------    -------   -------   --------  -------    --------  ---------    --------    -----------


  Balance, November 30, 1994       449   $    449    $ 519,873  7,915,776  $79,157  $13,648,238 $(5,319,053)  $408,729   $8,519,935

Stock issued in connection
 with exercise of C warrants        -          -          -        24,561      246       46,891       -           -          47,137

Stock issued in connection with
 exercise of options                -          -          -        10,000      100       12,400       -           -          12,500

Stock issued as preferred
 dividends                          -          -          -         7,328       73       15,927     (16,000)      -             -

Dividend on preferred stock         -          -          -           -         -           -       (41,360)      -         (41,360)

Net loss                            -          -          -           -         -           -    (1,732,034)      -      (1,732,034)
                                ----------------------------------------------------------------------------------------------------
  Balance, November 30, 1995       449        449      519,873  7,957,665   79,576   13,723,456  (7,108,447)   408,729    6,806,178

Stock issued in connection with
 exercise of C warrants             -          -          -         9,750       98       19,402       -           -          19,500

Stock issued in connection with
 exercise of options                -          -          -        10,000      100       12,400       -           -          12,500

Issuance of $10 Convertible
 Preferred Stock                20,000    200,000    1,800,000        -         -           -         -           -       2,000,000

Costs of raising capital            -          -      (118,183)    50,000      500       99,500       -           -         (18,183)

Warrants issued in connection
 with long term debt                -          -          -           -         -        64,000       -           -          64,000

Warrants issued in connection
 with consulting services           -          -          -           -         -       128,000       -           -         128,000

Stock issued as preferred
 dividends                          -          -          -        10,624      106       15,894     (16,000)      -             -

Dividend on preferred stock         -          -          -           -         -           -       (41,360)      -         (41,360)

Net loss                            -          -          -           -         -           -    (3,881,428)      -      (3,881,428)
                              ------------------------------------------------------------------------------------------------------

  Balance, November 30, 1996    20,449   $200,449   $2,201,690  8,038,039  $80,380  $14,062,652 $(11,047,235) $408,729   $5,089,207
                              ========= =========   =========== =========  =======  =========== ============= ========   ===========



See Notes to the Consolidated Financial Statements.

NEWS COMMUNICATIONS, INC. and SUBSIDIARIES

Consolidated Statement of Cash Flows

For the years ended November 30, 1996 and 1995

                                                                       1996                           1995
                                                                ---------------------------------------------------------
Operating activities:
    Net loss                                                     $  (3,881,428)                $   (1,732,034)
                                                                ---------------------------------------------------------


Adjustments to reconcile net loss to net cash (used for)
  operating activities:
        Depreciation and amortization                                  514,110                        494,606
        Provision for doubtful accounts                              1,481,589                        396,000
        Compensation recognized related to warrants issued             128,000                              -
        Amortization of debt discount                                   17,333                              -
        Minority interest                                               66,440                         47,788

    Changes in assets and liabilities:
        (Increase) decrease in:
            Account receivable                                        (613,313)                    (1,526,791)
            Other current assets                                       (52,375)                        84,138
            Other assets                                                 2,929                          8,850
            Related party receivable                                   105,233                        (39,112)

       Increase (decrease) in:
            Accounts payable and accrued expenses                     (185,777)                        69,395
            Accrued payroll and payroll taxes                          131,487                        191,284
            Other current liabilities                                  122,653                         (6,440)
            Related party payable                                       30,506                         29,182
                                                                  ---------------------------------------------------
                   Total adjustments                                 1,748,815                       (251,100)
                                                                  ---------------------------------------------------
                   Net cash - operating activities - forward        (2,132,613)                    (1,983,134)
                                                                  ---------------------------------------------------

Investing activities:
    Capital expenditures                                               (50,431)                      (148,409)
    Sale of marketable securities                                            -                        924,633
                                                                  ---------------------------------------------------
                   Net cash - investing activities - forward           (50,431)                       776,224
                                                                  ---------------------------------------------------
Financing activities:
    Proceeds from preferred stock                                    2,000,000                              -
    Proceeds from exercise of stock options                             12,500                         12,500
    Costs of raising capital                                           (18,183)                             -
    Proceeds from exercise of warrants and underwriter option           19,500                         47,137
    Principal payments on notes payable                                (24,000)                       (99,750)
    Dividend on preferred  stock                                       (41,360)                       (41,360)
    Proceeds from notes payable                                      1,675,000                        500,000
                                                                  ---------------------------------------------------
                       Net cash - financing activities - forward     3,623,457                        418,527
                                                                  ---------------------------------------------------


See Notes to the Consolidated Financial Statements.



                                                                        1996                            1995
                                                                  ---------------------------------------------------------
Net cash - operating activities - forwarded                     $   (2,132,613)                 $   (1,983,134)

Net cash - investing activities - forwarded                            (50,431)                        776,224

Net cash - financing activities - forwarded                          3,623,457                         418,527
                                                                  ---------------------------------------------------------

              Net increase (decrease) in cash                        1,440,413                        (788,383)

Cash - beginning of year                                                54,474                         842,857
                                                                  ---------------------------------------------------------

Cash - end of year                                              $    1,494,887                  $       54,474
                                                                  =========================================================

Supplemental disclosure of cash flow information:

               Cash paid during the year for interest           $      130,969                  $       19,704











See Notes to the Consolidated Financial Statements.

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements



1.       Organization and Industry Segment:

News Communications, Inc., a Nevada corporation, is primarily engaged, through various wholly-owned and majority-owned subsidiaries in the publication and distribution of advertiser supported, community oriented newspapers and a magazine. The Company's publishing subsidiaries are Access Network Corp. ["Access"], Manhattan Publishing Corp. ["MPC"], Tribco Incorporated ["Tribco"], Dan's Papers, Inc. ["DPI"], Parkchester Publishing Co., Inc. ["Bronx Press
Review"], Nassau Community Newspaper Group, Inc. ["Nassau Newspapers"], Manhattan File Publishing, Inc, ["Manhattan File"], Capitol Hill Publishing, Inc. ["Capitol Hill"], Brooklyn Newspaper Publishing, Inc. ["Brooklyn"] and West Side Newspaper Corp. ["West Side"]. News Communications, Inc. and Subsidiaries [the "Company"] function in one industry segment, that is the news publication business.



2.       Summary of Significant Accounting Policies:

Consolidation - The consolidated financial statements of the Company include the
accounts  of  the  parent  company  and  its  wholly-owned  and   majority-owned
subsidiaries. All material intercompany transactions have been eliminated.

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates have been made by management with respect to the Company's allowance for doubtful accounts, amortization relating to goodwill, depreciation and amortization in connection with property and equipment, and the possible outcome of outstanding litigation among other items. Actual results could differ from those estimates.

Property and Equipment - All expenditures for betterments and additions are capitalized. Expenditures for normal repairs and maintenance are charged against income as incurred. Depreciation and amortization are provided for financial reporting purposes on the basis of the various estimated useful lives of the assets, using the straight-line method as follows:


                                                Years



      Transportation equipment                  5

      Furniture, fixtures and office
      equipment                                 5-10

      Leasehold improvements                    Shorter of useful life of asset
                                                or length of lease

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES



Notes to Consolidated Financial Statements, Continued





Goodwill - Goodwill represents the excess of the cost of acquired assets over their fair values at dates of acquisition and is being amortized over ten to twenty years on a straight-line basis. The Company's policy is to record an impairment loss against the net unamortized cost of goodwill in the period when it is determined that the carrying amount of the asset may not be recoverable. At each balance sheet date, the Company evaluates the realizability of goodwill for each subsidiary having a material goodwill balance. This determination is based on an evaluation of such factors as the occurrence of a significant event, a significant change in the environment in which the business operates or if the expected future non-discounted net income of the subsidiary would become less than the carrying amount of the goodwill asset. An impairment loss would be recognized if the unamortized goodwill balance exceeds the non-discounted cash flows of the subsidiaries. Based upon its most recent analysis, the Company believes that no impairment of goodwill exists at November 30, 1996.

Revenue Recognition - Advertising revenues are earned when advertisements appear in the various publications.

Direct Mechanical Costs - Production and distribution related expenses are classified as direct mechanical costs.

Seasonality - One of the Company's publications (which generated approximately 18% of revenues in fiscal 1996 and 1995) is a resort area newspaper, which earns a significant portion of its revenue during the summer months.

Concentration of Customers - The majority of the Company's customers are located in four of the boroughs of New York City, in Nassau County and Eastern Long Island.

Concentrations of Credit Risk - Financial instruments that potentially subject the Company to concentrations of credit risk are cash and accounts receivable arising from its normal business activities. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited. The Company places its cash with high credit quality financial institutions. The Company has not experienced any losses with financial institutions. The amount on deposit in any one institution that exceeds federally insured limits is subject to credit risk. As of November 30, 1996, the Company had approximately $1,600,000 with financial institutions subject to a credit risk beyond the insured amount.

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES



Notes to Consolidated Financial Statements, Continued

Restricted Cash - Cash received in connection with the October 1996 exercise of Redeemable Class C warrants, for which common stock has yet to be issued, is reflected as restricted cash [See Note 15].

Stock-Based Compensation - Stock-based employee, officer and director compensation is accounted for in accordance with Accounting Principles Board
(APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options issued to employees, officers and directors is measured as the excess, if any, of the quoted market price of the Company's stock at the date of grant over the amount a recipient must pay to acquire the stock. For the years ended November 30, 1996 and 1995, the Company only has granted options at market value on the date of grant. Accordingly, no compensation cost has been recognized for stock option plans [See Note 14].



   3.    Property and Equipment and Depreciation and Amortization:

Major classes of property and equipment as of November 30, 1996 are as follows:


   Leasehold improvements                              $  326,300
   Computer equipment                                     445,549
   Machinery and equipment                                227,261
   Furniture and fixtures and office equipment            236,911
   Distribution boxes                                     119,492
   Automobiles                                             31,987
                                                       --------------
       Total - at cost                                  1,387,500
   Less:  Accumulated depreciation and amortization       866,709
                                                       --------------
       Property and equipment - net                    $  520,791
                                                       --------------


Depreciation and amortization expense for the years ended November 30, 1996 and 1995 amounted to $187,076 and $179,477, respectively.

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES



Notes to Consolidated Financial Statements, Continued

    4.   Intangible Assets:

A breakdown of intangible assets at November 30, 1996 is as follows:

                         Amortization
                            Period
                             Years        Cost        Amortization        Net



  Goodwill                   10-20    $ 5,101,219     $ 1,727,684   $ 3,373,535
                                      ============    =============   ==========

  Covenant not-to-compete      5      $   127,400     $   127,400   $         0
                                      ============    =============   ==========

  Organization costs           5      $    67,933     $      23,131 $    44,802
                                      ============    =============   ==========



Covenant not-to-compete and organization costs are included in the caption "Other Assets" on the balance sheet.

Amortization expense of $327,034 and $315,129 was recognized for the years ended November 30, 1996 and 1995, respectively.



     5.  Notes Payable

Short-term note payable at November 30, 1996 consisted of a $1,175,000 offering basis loan due on January 6, 1997 at the Bank's prime rate plus 2 percent. The prime rate at November 30, 1996 was 8.25 percent. While under no obligation to do so, the Bank, at its sole option, can continue to extend the due date of the loan in intervals of two months.

On January 6, 1997, the due date of the loan was extended to March 6, 1997. However, $275,000 of the note was paid prior to that date. On March 6, 1997, the due date of the remaining loan balance was extended to May 6, 1997.

All of the Company's accounts receivable are pledged as collateral for the loan.

Long-term note payable in the amount of $ 953,333 (net of unamortized discount of $46,667) at November 30, 1996 consisted of a promissory note due to a principal shareholder of the Company. The note is due on May 21, 1998, and has a stated interest rate of 8.5 percent per annum. Interest is payable quarterly commencing July 1, 1996. As additional consideration for the promissory note, detachable warrants to purchase 200,000 shares of the Company's common stock at $2.50 per share were issued to the lender and, accordingly, $64,000 of the proceeds of the promissory note was allocated to the detachable warrants and included in additional paid-in-capital - common stock. All

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES



Notes to Consolidated Financial Statements, Continued

of the assets of the Company, as well as all of the outstanding common stock of Tribco and Access, are pledged as collateral for the note.

Interest expense for the years ended November 30, 1996 and 1995 amounted to approximately $177,000 and $32,600, respectively.



     6.  Fair Value of Financial Instruments

Statement of Financial Accounting Standards ["SFAS"] No. 107, "Disclosures about Fair Value of Financial Instruments," and SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," require the disclosure of the fair value of financial instruments, both assets and liabilities recognized and not recognized in the consolidated balance sheet, for which it is practicable to estimate fair value. The Company's financial instruments include cash and cash equivalents, trade receivables, trade payables, and current and long-term debt. The carrying value of the Company's financial instruments approximates fair value. The fair values of cash and cash equivalents, net accounts receivable, trade payables and short-term debt approximate cost because of the immediate or short-term maturity of these financial instruments. The fair value of long-term debt is estimated based on discounting expected cash flows at rates currently available to the Company for instruments with similar risks and maturities.



     7.  Related Parties:

Certain Company office facilities are leased from an officer of a subsidiary of the Company. Rental expense amounted to approximately $49,000 and $48,000 for the years ended November 30, 1996 and 1995, respectively. The lease commitment is adjusted annually based on the consumer price index as of November. The lease term is for ten years with a renewal option of five years. The original lease term expires on October 31, 1998.

At November 30, 1996, amounts owed to an officer of a subsidiary of the Company for a bonus and expenses amounted to approximately $60,000.

As discussed in Note 5, at November 30, 1996, the Company has a long term note payable due to a principal shareholder. The Company also has issued 600,000 warrants to a principal shareholder, for which a total value of $192,000 has been assigned [See Note 15].

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES



Notes to Consolidated Financial Statements, Continued

Revenues from related parties amounted to $354,125 and $28,135 during the years ended November 30, 1996 and 1995, respectively.


     8.  Leases:

The Company leases all operating facilities under operating leases expiring through January 2001. Rent expense under operating leases was approximately $512,000 and $464,000 for years ending November 30, 1996 and 1995, respectively.

The future minimum payments under non-cancelable operating leases consisted of the following at November 30, 1996:

                Fiscal Year Ending             Operating
                    November 30,                 Leases

                      1997                    $  446,236

                      1998                       451,929

                      1999                       335,763

                      2000                       201,742

                      2001                        12,564
                                               -------------

                                              $1,448,234

The operating leases also provide for cost escalation payments and payments for maintenance and real estate taxes. The Company has options to renew certain leases for additional five-year terms.

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES



Notes to Consolidated Financial Statements, Continued

     9.  Commitments and Contingencies:

              A subsidiary of the Company has indemnified two former employees and a director from adverse judgments and legal fees arising in connection with certain legal actions, except such adverse judgments as may be based on claims that allege or involve wrongful conduct by said former employees and director.

              The Company has an employment agreement expiring in 1998 with the President of DPI. The agreement stipulates an annual salary of $100,000 per year, adjusted for increases in the consumer price index, plus a bonus in each fiscal year based on net profits [as defined] of DPI, and fringe benefits totaling approximately $25,000 annually.

              The President of DPI has a put option that requires the Company to buy his 20 percent interest of DPI for a price equal to 20 percent of the retained earnings, if any, of DPI plus the greater of $200,000 or 20 percent of gross collected revenues [net of agency commissions] for the full fiscal year prior to exercise of the option. The option may be exercised only if the after tax profit [for the fiscal year preceding exercise] is at least equal to seven percent of gross revenues [net of agency commissions] for such fiscal year (hereafter referred to as the "seven percent requirement".) On November 22, 1996, the seven percent requirement was waived, for a one-year period ending November 21, 1997, by mutual agreement of News Communications and the President of DPI. The put option, therefore, was exercisable at November 30, 1996. Should the option be exercised, the Company estimates it would be required to pay approximately $860,000 for the shares. The option is related to the 1988 acquisition of DPI by the Company.

              The Company has an employment contract, through October 14, 1999, with its President. The contract stipulates an annual base salary of $150,000 plus bonuses as determined by the board of directors.

              In August 1993, the Chairman of the Board entered into a five year employment agreement with the Company. In October 1996, the agreement was amended to extend the employment period through August 2003. The agreement calls for an annual salary of $195,000 and certain other benefits. Stock options for 300,000 shares of the Company's Common Stock at an exercise price of approximately $2.38 per share expiring on August 31, 1998 were awarded to the Chairman in connection with the agreement. At his request, the Company will also provide the Chairman of the Board with medical and other benefits and perquisites, including reimbursement for expenses relating to maintenance of appropriate office space for him, including rent and secretarial costs. The Chairman of the Board may terminate the agreement at any time on at least 10 days' notice to the Company.

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES



Notes to Consolidated Financial Statements, Continued

              In the event of his permanent disability or death, amounts of salary and bonuses shall continue to be paid to him or the legal representative of his estate until the end of the term of the agreement.

              In November 1994, the Executive Vice-President of the Company entered into a three year employment agreement with the Company at an annual salary of $80,000 [subject to cost-of-living increases] plus a bonus based on 5 percent of the net profits of the Company derived from [for fiscal years beginning December 1, 1994] Access, MPC, Manhattan File and West Side. Such bonus is to be no less than $45,000, nor more than $70,000.

              The President of Nassau Newspapers has an employment agreement expiring in December 1996. The agreement stipulates an annual salary of $99,000, plus a bonus based upon the net profits [as defined] of Nassau Newspapers.

              The Publisher of Brooklyn has an employment agreement expiring in August 1999. The agreement stipulates an annual salary of $60,000, plus increases and bonuses based upon the net profits [as defined] of Brooklyn.

              Certain holders of options, warrants and stock of the Company have received registration rights with respect to the securities held by or issuable to them. These registration rights could result in substantial future expense to the Company and could adversely affect any future equity or debt financing.



     10.          Legal Proceedings:

              An action entitled Jean Jee v. News Communications, Inc., was instituted in the Supreme Court, New York County, in January 1991. The complaint alleges libel claims against the Company in connection with an article printed in the Manhattan Spirit and claims $2,000,000 in compensatory damages and unspecified punitive damages. The Company has filed an answer denying the material allegations of the complaint. Discovery has not yet commenced and there has been no activity in the case for a number of years. Management believes, although there can be no assurance, that, based upon the application of the relevant law [as explained to management by counsel representing the Company] to the facts known to it, the claims asserted in this action are without merit.

              An action entitled Tracey Robinson v. The Hill, News Communica-tions, Inc., and Media Venture Group, Inc., was initiated in September 1996 in the United States District Court

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES



Notes to Consolidated Financial Statements, Continued

              for the District of Columbia in which the Plaintiff, a former national advertising executive for Capitol Hill, has alleged race discrimination and retaliation in connection with her discharge and claims compensatory and punitive damages of $5.2 million. The Company believes that the claim is without merit and has filed an answer denying the material allegations of the complaint and asserting affirmative defenses. The Company intends to defend the action vigorously. The action is presently in the early stages of the discovery process.

              Management of the Company is unable to predict or determine the final outcome of the aforementioned proceedings or whether the resolution of the matters could materially affect the Company's financial position, results of operations, or liquidity.


     11.          Common Stock:

              At November 30, 1996, the Company has approximately 8,443,000 shares of common stock reserved for issuance upon conversion of outstanding preferred stock and exercise of options and warrants. In addition, the Company has reserved for issuance 162,143 shares of common stock (valued by the Company at approximately $355,000) in connection with the Company's 1993 acquisition of the Nassau Newspapers, which is to be issued by the Company at various installment dates ending December 9, 1998.


     12.          Preferred Stock:

              Preferred Stock at November 30, 1996 consisted of the following:


     10% non-voting  convertible preferred stock,                          $ 32
     1,250 shares authorized;  32 issued and
     outstanding,  $500 per  share  per  annum
     cumulative  dividends,  $160,000
     liquidation value



     8%  convertible   preferred  stock,                                   $217
     500  shares  authorized,   217  issued  and
     outstanding, $80 per share per annum
     cumulative dividends, $217,000 liquidation value

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES



Notes to Consolidated Financial Statements, Continued



     12% convertible  preferred stock,                                     $200
     200 shares authorized, 200 shares issued and outstanding, $120 per share per annum cumulative dividends, $200,000 liquidation value


     $10  convertible   preferred  stock,  200,000                     $200,000
     shares  authorized,   issued  and
     outstanding, $2,000,000 liquidation value


     (a) The 10% Non-voting Convertible Preferred Stock is redeemable at the option of the Company, under certain circumstances. The holders can convert their shares of preferred stock into shares of common stock at the rate of 1,800 shares of common stock for each share of preferred stock, subject to standard anti-dilution provisions.

         In October 1996, the Company distributed 10,624 shares of its common stock in payment of a $500 dividend per share due holders as of September 19, 1996 on each of the 32 shares of 10% Non-voting Convertible Preferred Stock. As a result, common stock at par was increased by $106, additional paid-in-capital - common stock was increased by $15,894 and retained earnings was decreased by $16,000.

         In September 1995, the Company distributed 7,300 shares of its common stock in payment of a $500 dividend per share due holders as of September 19, 1995 on each of 32 shares of 10% Convertible Preferred Stock. As a result, common stock at par was increased by $73, additional paid-in-capital - common stock was increased by $15,927 and retained earnings was decreased by $16,000.

     (b) The 8% Convertible Preferred Stock and the 12% Convertible Preferred Stock may be redeemed, in whole or in part, at the option of the Company for a redemption price equal to the liquidation preference of $1,000 per share plus accrued and unpaid dividends. The holders of the 8% and 12% Convertible Preferred Stock may convert each share, at any time, into shares of common stock. The number of shares of common stock into which each share of preferred stock may be converted shall be obtained by dividing $1,000 by a conversion price of $2.10, which is subject to standard anti-dilution provisions. The 8% and 12% Convertible Preferred Stock have no voting rights except if the Company is in default of four consecutive dividend payments, then holders are entitled to vote.

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES



Notes to Consolidated Financial Statements, Continued

         During the years ended November 30, 1996 and 1995, cash dividends totaling $41,360 each year were paid to the holders of the 8% Convertible Preferred Stock and the 12% Convertible Preferred Stock. At November 30, 1996, the 8% Cumulative Preferred Stock dividend amounted to $4,328 or $20 per share and the 12% Cumulative Preferred Stock dividend amounted to $5,984 or $30 per share.

         In December 1996, a holder of the Company's 8% Convertible Preferred Stock converted 50 shares to 23,809 shares of common stock and 23,809 warrants to purchase common stock exercisable at $2.10 per share.

     (c) In October 1996, the Company entered into an agreement with a group of investors to which the Company issued 200,000 shares of a newly designated $10.00 Convertible Preferred Stock and warrants to purchase 800,000 shares of common stock at $2.00 per share for an aggregate consideration of $2,000,000. The holders of $10 Convertible Preferred Stock, acting as a single class, are entitled to nominate and elect, at all times, one-half of the total number of Directors of the Company.

         Dividends on the $10 Convertible Preferred Stock are noncumulative and are payable at a rate of five times the amount of dividends, if any, per share declared and paid by the Company on its common stock. During 1996, no dividends were declared and paid on the $10 Convertible Preferred Stock.

         The holders of the $10 Convertible Preferred Stock may convert each share, at any time, into shares of common stock. The number of shares of common stock into which each share of the $10 Convertible Preferred Stock may be converted shall be obtained by dividing $10 by a conversion price. The conversion price is initially set at $2.00, and is subject to adjustments generally for dilution or decline in the market price below $2.00.

         The holders of the $10 Convertible Preferred Stock have substantially the same voting rights as the holders of the Company's common stock; however, the vote of the holders of the $10 Convertible Preferred Stock, acting as a single class, is required for shareholder approval of certain corporate matters to be considered obtained. Each holder of the $10 Convertible Preferred Stock is entitled to the number of votes that he or she would have had if each share of $10 Convertible Preferred Stock had been converted into shares of common stock.

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES



Notes to Consolidated Financial Statements, Continued

   13.    Treasury Stock:

           Treasury stock is shown at cost and consists of 151,000 shares of Common Stock.



   14.   Stock-Based Compensation

         In October 1995, the Financial Accounting Standards Board ["FASB"] issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 establishes financial accounting and reporting standards for employee stock-based compensation plans and to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. SFAS No. 123 encourages, but does not require, companies to record compensation cost for employee stock-based compensation plans at fair value, and the Company may continue to account for its employee plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25. The Company does not expect to adopt the new accounting standard for its employee stock-based compensation plans. However, pro forma disclosures of net income and earnings per share must be made as if the SFAS No. 123 accounting standard had been adopted. If the Company chooses to continue to apply the provisions of APB Opinion No. 25, adoption of the SFAS No. 123 disclosure requirements is not required by the Company until 1997, at which time comparative pro forma disclosures will be presented for grants of employee stock-based compensation made in 1996 and 1997.

         The accounting requirements of SFAS No. 123 for transactions with other than employees are mandatory and are effective for transactions entered into after December 15, 1995. The Company has applied the recognition provisions of SFAS No. 123 for those non-employee transactions entered into subsequent to December 15, 1995.

         Information regarding the Company's stock option plans is as follows:

     (a) Stock Option Plan - The Company has a Stock Option Plan [the Plan] pursuant to which it has reserved authorized, but unissued, shares of common stock for issuance of both Qualified Incentive Stock Options and Non-Qualified Stock Options to employees, officers and directors of the Company. Under the Plan, a maximum of 366,666 shares of common stock is available for issuance. The option price will be the fair market value [110% of the fair market value for Qualified Incentive Stock Options granted to a holder of 10% or more of the Company's Common Stock] as defined by the Plan. Generally, options may be exercised commencing two years from the date of grant and terminating ten years from the date of grant. At November 30, 1996 and 1995, approximately 121,200 and 64,200 options were exercisable, respectively. The following is a summary of transactions relating to the Stock Option Plan:

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES



Notes to Consolidated Financial Statements, Continued




                                                                             1996               1995
                                                                       ----------------- --------------

                 Outstanding - Beginning of year                          179,167             136,166
                  Granted during the year                                    -                 58,001

                  Terminated during the year                                 -                 15,000

                                                                       ----------------- -----------------

                  Outstanding - End of year (1)                          179,167              179,167

                                                                       ================= ======================


                (1) With an exercise price per share ranging from $2.00 to $9.00, giving effect to the one-for-ten reverse stock split, which occurred on May 12, 1992. The options outstanding at November 30, 1995 include options granted on July 5, 1995 that were approved by the Company's stockholders on December 15, 1995. The weighted average exercise price at November 30, 1996 was $2.24 per share.


        At November 30, 1996 and 1995, there were 187,500 shares (after giving effect to the December 15, 1995 amendment to the Stock Option Plan to increase the number of shares of common stock available for issuance pursuant to the Plan) available for future grants.

     (b) Directors and Officers Stock Option Plan - On August 17, 1993, the Board of Directors adopted a Discretionary Directors and Officers Stock Option Plan as amended [the "Discretionary Option Plan"] pursuant to which the Board may award options to purchase an aggregate of 1,500,000 shares of Common Stock to directors and officers of the Company and its subsidiaries which shall be exercisable at the market price on the date of grant for periods (generally five years), and under conditions, specified by the Board in such grants. Options under the Discretionary Option Plan are non-qualified and non-incentive options for purposes of income taxation and are not intended to qualify under Section 422A of the Internal Revenue Code of 1986.

          On August 17, 1993, the Board also adopted a Non-Discretionary Direc-tors Stock Option Plan [the "Non-Discretionary Option Plan"] pursuant to which each director will be granted, on August 17, 1993 and each anniversary thereof on which he or she continues to be a director, a five-year option to purchase 10,000 shares of Common Stock at the market price on the date of the grant. The Non-Discretionary Plan also provides that any person becoming a director within the six months after any August 17 will be granted an option for 10,000 shares on the date he or she becomes a director.

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES



Notes to Consolidated Financial Statements, Continued

       The following is a summary of transactions relating to the Directors and Officers Stock Option Plans:



                                                   1996              1995
                                              ---------------    ------------

       Outstanding - Beginning of year          1,760,500          1,290,500
       Granted during the year                    360,000            470,000
                                              --------------    -------------

       Outstanding - End of the year (1)        2,120,500          1,760,500

                                              ==============   ==============

     (1) With an exercise price per share ranging from $1.25 to $2.69. The weighted average exercise price at November 30, 1996 was $2.23 per share.


   15.   Stock Warrants

   At November 30, 1996, the Company had 2,437,130 of common stock reserved for issuance upon exercise of warrants. Information regarding the Company's warrants outstanding is as follows:

   Redeemable Class C Warrants - Each Class C Warrant, which entitles the holder to purchase one share of the Company's Common Stock at $2.00 per share, became exercisable October 9, 1993 and expired October 9, 1996. During the year ended November 30, 1995, 24,561 Redeemable Class C Warrants were exercised. The net proceeds of these transactions was $47,137. During the year ended November 30, 1996, 107,945 Redeemable Class C Warrants were exercised for proceeds of $215,890. Common stock has yet to be issued in connection with the October 1996 exercise of 99,195 of the Redeemable Class C warrants. The proceeds received from the exercise ($198,390) are reflected as "Restricted Cash" with a corresponding liability reflected in "Other Current Liabilities" in the consolidated financial statements.

   Redeemable Class D Warrants - Each Class D Warrant, which entitles the holder to purchase one share of the Company's Common Stock at $3.00 per share, became exercisable October 9, 1993 and expire October 9, 1998. The Class D Warrants are redeemable by the Company under certain conditions. At November 30, 1996 and 1995, the Company had outstanding 853,935 Redeemable Class D Warrants.

   Non-Redeemable Warrants - At November 30, 1996 and 1995, the Company had outstanding 1,585,000 and 185,000 non-redeemable warrants, respectively. Each

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES



Notes to Consolidated Financial Statements, Continued

     warrant entitles the holder to purchase one share of the Company's common stock at an exercise price ranging from $1.38 to $3.00 per share. The warrants are all currently exercisable and expire on the following dates:

                        Number of Warrants              Expiration Date
                             85,000                       October 1998
                            100,000                           May 1999
                            600,000                           May 2001
                            800,000                       October 2001


   There were no exercises of non-redeemable warrants during the years ended November 30, 1996 and 1995.

   All of the warrants that expire May 2001 were issued to a principal shareholder of the Company, of which 200,000 were issued in connection with a promissory note [See Note 5] and 400,000 were issued as consideration for consulting services.



   16.   Income Taxes

   The Company has a deferred tax asset amounting to $3,342,329 at November 30, 1996, principally relating to net operating loss carryforwards of $7,493,210 and a basis difference in the carrying amount of trade accounts receivable for financial reporting purposes and the amount used for income tax purposes. The Company recorded a valuation allowance amounting to the entire deferred tax asset balance because the Company's financial condition, its lack of a history of consistent earnings, and possible limitations on the use of carryforwards give rise to uncertainty as to whether the deferred tax asset is realizable. No amount of current or deferred federal or state income tax is presented.

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES



Notes to Consolidated Financial Statements, Continued

   As of November 30, 1996, the approximate amount of the net operating loss income tax carryforwards and their expiration dates are as follows:


                 Expiring in Years Ending
                       November 30,                   Carryforwards
                ---------------------------        -----------------------

                        2004                         $    202,301

                        2005                              937,798

                        2006                              369,706

                        2007                              701,056

                        2008                                 0

                        2009                              263,267

                        2010                              911,832

                        2011                            4,107,250

                                                    ----------------
                                   Total            $   7,493,210
                                                    ================


   17.   Loss Per Share

         Loss per share amounts are computed by dividing the net loss after deduction of preferred stock dividends by the weighted average number of shares outstanding. Options, warrants and convertible preferred stock are assumed converted if dilutive.


   18.    New Authoritative Accounting Pronouncements

         The FASB issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long- Lived Assets to Be Disposed of," in March of 1995. SFAS No. 121 established accounting standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used, and for long-lived assets and certain identifiable intangibles to be disposed of. SFAS No. 121 is effective for financial statements issued for fiscal years beginning after December 15, 1995. The Company does not expect that SFAS No. 121 will have a material impact on its consolidated financial statements.

NEWS COMMUNICATIONS, INC. AND SUBSIDIARIES



Notes to Consolidated Financial Statements, Continued

   19.   Significant Fourth Quarter Adjustments

         During the fourth quarter of 1996, the Company recorded a charge of $1,300,000 to increase the allowance for doubtful accounts and write off certain accounts receivable balances. In addition, a charge of approximately $154,000 was recorded relating to overdue state and local franchise taxes (including interest and penalties) for the years 1993 through 1995.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.          Indemnification of Directors and Officers.

                  Article Fifteenth of the Company's Articles of Incorporation, as amended, provides that the Company shall indemnify its officers, directors, employees and agents to the full extent permitted by Section 78.751 of the General Corporation Law of Nevada ("GCL"). The provisions of 78.751 of the GCL are set forth in Exhibit 28 hereto.

                  Article Sixteenth of the Company's Articles of Incorporation, as amended, provides for limitation of the personal liability of a director or officer to the Company or its stockholders for damage for breach of his fiduciary duty as a director or officer, other than for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or for the payment of dividends in violation of Section 78.300 of the GCL, which generally states that dividends may be paid to stockholders from a corporation's excess of its assets over its liabilities. See "Dividend Policy" in the Prospectus for a detailed discussion of Section 78.300.

                  The Underwriting Agreements dated September 19, 1990, and October 9, 1992, between the Company and D.H. Blair & Co., Inc. and the Company and Hibbard Brown & Co. Inc., respectively, each provide for reciprocal indemnification between the Company and its controlling persons on the one hand and the underwriter and its controlling persons on the other hand against certain liabilities in connection with their registration offerings, including liabilities under the Securities Act of 1933.

                  The Company has obtained a directors and officers insurance and company reimbursement policy in the amount of $1,000,000 (subject to a $100,000 per claim deductible). The policy insures directors and officers against unindemnified loss arising from certain wrongful acts in their capacities and would reimburse the Company for such loss for which the Company has lawfully indemnified the directors and officers.


Item 25.          Other Expenses of Issuance and Distribution.

                  (a) In connection with the initial registration of the Class A Warrants and Class B Warrants and the securities offered and sold in the Hibbard Brown Offering pursuant to this Registration Statement, the Company incurred expenses aggregating approximately $100,000 and $480,000, respectively (exclusive of underwriting discounts and commissions). All of such expenses are reflected in the financial statements of the Company for the fiscal years ended November 30, 1993 and November 30, 1992.


                  (b) In connection with the preparation and filing of prior Post-Effective Amendments, the Company incurred expenses aggregating approximately $200,000, which are reflected in the financial statements of the Company for fiscal years after November 30, 1993.


                  (c) The following sets forth the estimated expenses payable in connection with the preparation and filing of this Post-Effective Amendment:

         Accounting Fees and Expenses...............................$ 7,500.00
         Legal Fees and Expenses....................................$10,000.00
         Blue Sky Fees and Expenses.................................$ 7,500.00
         Printing and Reproduction Expenses.........................$ 5,000.00
         Miscellaneous..............................................$ 5,000.00

                           Total....................................$35,000.00

Item 26.  Recent Sales of Unregistered Securities.

     The following securities were issued by the Company within the past three years and were not registered under the Securities Act of 1933, as amended (the "Act"). Each of the transactions is claimed to be exempt from registration with the Securities Exchange Commission pursuant to Section 4(2) of the Act as transactions by an issuer not involving a public offering. All of such securities are deemed to be restricted securities for the purposes of the Act. All certificates representing such issued and outstanding restricted securities of the Company have been properly legended and the Company has issued "stop transfer" instructions to its transfer agent with respect to such securities.

     (i) On April 8, 1994, the Company granted immediately exercisable five-year stock options to its directors (11 persons) to purchase an aggregate of 82,500 shares of Common Stock at an exercise price of $2.00 per share under the Company's Discretionary Directors and Officers Stock Option Plan.

     (ii) On May 2, 1994, the Company issued to Gaines, Berland Inc. a warrant to purchase 100,000 shares of Common Stock at $1.375 per share.

     (iii) On May 25, 1994, effective July 1, 1994, the Company granted Martin Tolchin immediately exercisable five-year stock options to purchase 50,000 shares of Common Stock at an exercise price of $1.25 per share, of which options to purchase 20,000 shares have since been exercised.

     (iv) On August 12, 1994, the Company granted immediately exercisable options to purchase an aggregate of 313,000 shares of Common Stock exercisable at $2.625 per share, of which options to purchase 243,000 shares were granted to certain officers, directors and employees under the Company's Discretionary Directors and Officers Stock Option Plan (6 persons) and options to purchase 70,000 shares were granted to 3 other persons.

     (v) On August 17, 1994, the Company granted immediately exercisable options to purchase 10,000 shares of Common Stock each to each of its then directors other than Mr. Ackerman (12 persons) under the Company's Non-discretionary Directors Stock Option Plan, exercisable at $2.625 per share.

     (vi) On September 15, 1994, the Company issued 60,000 shares of Common Stock to Gregg Linder in connection with the acquisition of the Brooklyn Skyline.

     (vii) On October 10, 1994, the Company issued 62,123 shares of Common Stock to Enlightenment Press, Inc. in connection with the acquisition of the Chelsea-Clinton News and Westsider.

     (viii) On November 7, 1994, the Company granted immediately exercisable options to purchase an aggregate of 145,000 shares of Common Stock to 5 directors under the Company's Discretionary Directors and Officers Stock Option Plan, exercisable at $2.00 per share.

     (ix) On June 22, 1995, the Company granted an immediately exercisable option to purchase 350,000 shares of Common Stock to Jerry Finkelstein under the Company's Discretionary Directors and Officers Stock Option Plan, exercisable at $2.00 per share.

     (x) On August 17, 1995, the Company granted immediately exercisable options to purchase 10,000 shares of Common Stock to each of its then directors other than Mr. Ackerman (12 persons) under the Company's Non-Discretionary Directors Stock Option Plan, exercisable at $2.69 per share.


     (xi) On May 17, 1996, the Company issued to D.H. Blair Investment Banking Corp. ("DHBIB") an immediately exercisable warrant to purchase 400,000 shares of Common Stock exercisable at $2.50 per share.

On May 21, 1996, the Company issued to DHBIB an immediately exercisable warrant to purchase 200,000 shares of Common Stock exercisable at $2.50 per share.

     (xii) On August 17, 1996, the Company granted immediately exercisable options to purchase 10,000 shares of Common Stock to each of its then directors other than Mr. Ackerman (12 persons) under the Company's Non-Discretionary Directors Stock Option Plan, exercisable at $1.625 per share.

     (xiii) On October 28, 1996, the Company sold to a group of 15 private investors an aggregate of 200,000 shares of its $10 Convertible Preferred Stock, each of which is convertible into 5 shares of Common Stock at $2.00 per share, and immediately exercisable warrants to purchase an aggregate of 800,000 shares of Common Stock exercisable at $2.00 per share. On that date the Company also granted Wilbur L. Ross, Jr. an immediately exercisable option to purchase 200,000 shares of Common Stock under the Company's Discretionary Directors and Officers Stock Option Plan, exercisable at $2.00 per share and granted 8 persons who became directors options to each purchase 5,000 shares of Common Stock under the Company's Non-Discretionary Directors Stock Option Plan, exercisable at $2.00 per share. In connection with such transactions, the Company issued 50,000 shares of its Common Stock, valued at $100,000, to Rothschild Inc. as consideration for investment banking services rendered by that firm.



Item 27.  Exhibits.

                                                               Incorporated        Exhibit
Exhibit                                                        by Reference        No. in
Number    Description                                          from Document (1)   Document
-------   ------------                                         -----------------   ----------
1.3       Form of Underwriting Agreement                            **
          between the Company and Hibbard
          Brown & Company, Inc. ("Hibbard Brown").

1.3.1     Revised form of Underwriting Agreement                    **
          between the Company and Hibbard Brown.

3.1       Articles of Incorporation of the                          A                   3.1
          Company  (formerly known as Applied  Resources,
          Inc.),  filed with the  Secretary of State of
          the State of Nevada on May 20,  1986.

3.1.1     Certificate of Amendment of the                           A                   3.1.1
          Articles of Incorporation of the Company,
          filed with the Secretary of State of the
          State of Nevada on December 8, 1987.

3.1.2     Certificate of Amendment of the Articles of               B                   3.1.2
          Incorporation of the Company, filed with the
          Secretary of State of Nevada on August 16, 1990.

3.1.3     Certificate of Amendment of the Articles of               **
          Incorporation of the Company, filed with the
          Secretary of State of Nevada on July 26, 1994.

-------------------------------
See Notes at end of Item 16(a).

                                                  II-3



                                                                Incorporated        Exhibit
Exhibit                                                         by Reference        No. in
Number     Description                                          from Document      Document
-------    ------------                                        --------------      ---------

3.2.1      By-Laws of the Company (as amended and
           restated).                                                **

4.1        Form of Common Stock Certificate.                         B               4.1

4.2        Form of 10% Preferred Stock                               B               4.2
           Certificate.

4.2.1      Resolution of Board of Directors fixing                   B               4.2.1
           the terms of the 10% Convertible Preferred Stock.

4.2.2      Resolution of Board of Directors fixing the               **
           terms of the 8% Convertible Preferred Stock.

4.2.3      Resolution of the Board of Directors fixing the           **
           terms of the 12% Convertible Preferred Stock.

4.2.4      Certificate of Amendment of Certificate                   **
           of Designation of 8% Convertible Preferred
           Stock.

4.2.5      Resolution of Board of Directors fixing the               M               10.33
           terms of the $10 Convertible Preferred Stock
           (included as part of Exhibit 10.33).


4.7        Form of Warrant Agreement related                         **
           to Class C Warrants and Class D Warrants.


4.8        Form of Class C Warrant.                                  **

4.9        Form of Class D Warrant.                                  **

4.10       Form of Underwriter's Unit Purchase                       **
           Warrant related to Exhibit 4.11.

4.10.1     Revised form of Underwriter's Unit                        **
           Purchase Warrant related to Exhibit 4.11.

4.11       Form of Underwriter's Warrant Agreement                   **
           between the Company and Hibbard Brown.

4.11.1     Revised form of Underwriter's Warrant                     **
           Agreement between the Company and
           Hibbard Brown.

5          Opinion of Graubard Mollen Horowitz                       **
           Pomeranz & Shapiro.


                                      II-4



                                                            Incorporated              Exhibit
Exhibit                                                     by Reference              No. in
Number     Description                                      from Document             Document

10.1.1     1987 Stock Option Plan of the                            L                  10.1.1
           Company, as amended.

10.2.1     Discretionary Directors and Officers
           Stock Option Plan.                                       **

10.2.2     Non-discretionary Directors Stock Option
           Plan.                                                    **

10.4       Shareholders' Agreement, dated as of                     D                   2.1
           October 13, 1988, between Daniel Rattiner
           and the Company.

10.4.1     Asset Purchase Agreement, dated as                       D                   2.2
           of October 13, 1988, between Dan's Papers,
           Ltd. and DP Acquisition Corp.

10.4.3     Agreement of Lease, dated October                        D                   2.4
           31, 1988, between Daniel Rattiner and DP
           Acquisition Corp., as to building  known as
           Dan's Papers,  Ltd.,  located on Montauk
           Highway, Bridgehampton, New York.


10.4.4     Letter dated November 22, 1996 from the                 **
           Company to Daniel Rattiner regarding
           exercise of option to purchase stock
           of Dan's Papers, Inc.


10.7       Agreement and Plan of Merger, dated                     F                    2.1
           March 16, 1989, among The Flushing
           Tribune, Inc., Multi Media Advertising
           Incorporated, Gary Ackerman, Michael
           Schenkler, the Company and Tribco
           Incorporated.

10.7.1     Amendment to Agreement and Plan of                     F                     2.3
           Merger, dated May 16, 1989, among
           The Flushing Tribune, Inc., Multi
           Media Advertising Incorporated,
           Gary Ackerman, Michael Schenkler, the
           Company and Tribco Incorporated.

10.7.3.1   Employment Agreement, dated as of                      K                10.7.3.1
           November 1, 1994, between Michael
           Schenkler and the Company.

10.7.3.2   Employment Agreement dated as of                       K                10.7.3.2
           November 1, 1994, between Thomas Allon
           and the Company.


10.7.4.1   Amended and Restated Employment                        O                10.7.4.1
           Agreement, dated October 28, 1996, between
           Jerry Finkelstein and the Company.



                                      II-5



                                                              Incorporated        Exhibit
Exhibit                                                       by Reference        No. in
Number     Description                                        from Document       Document
-------    ------------`                                      -------------       ---------
10.11      Stock Option Agreement dated September 1,
           1993, between Jerry Finkelstein and the
           Company.                                                 **

10.13      Letter Agreement, dated June 15, 1990, between            B              10.21
           Dan's Papers Inc. and Dan's Papers, Ltd.

10.17      Lease for space at 174-15 Horace Harding                  B              10.25
           Expressway, Fresh Meadows, New York.

10.19      Asset Purchase Agreement dated May 22, 1991,              H               2.1
           between East Side West Side Communications
           Corp. ("ESWS") and Manhattan Publishing
           Corp. ("MHP") (without exhibits).

10.19.1    Form of Non-Negotiable Promissory Note                    H              10.1
           dated May 22, 1991, in principal amount
           of $750,000 from MPC to ESWS.

10.19.2    Confidentiality and Non-Competition                       H              10.2
           Agreement dated May 22, 1991, among ESWS,
           Edward Kayatt and MPC.

10.23      Agreement dated as of November 18,                        I              10.23
           1991, between Dan's Papers, Inc.
           and Daniel Rattiner.

10.25.1    Form of Agreement dated December 18,                      J              10.25.1
           1992, between the Company and Myron
           Garfinkle.

10.25.2    Form of Promissory Note dated December                    J              10.25.2
           18, 1992, in principal amount of
           $79,000 issued by Company to Myron
           Garfinkle.

10.25.3    Stock Pledge Agreement dated December                     J              10.25.3
           18, 1992, between Myron Garfinkle and
           the Company.

10.26      Agreement of Lease dated January 28,                      J              10.26
           1993, between Furcraft Associates,
           Inc. and the Company.

10.27      Acquisition Agreement and Employment
           Agreement between Long Island News Group,
           Inc. and Barry Manning and MB Publishing,
           Inc. and Barry Manning and David Manning
           and Long Island Community Newspaper Group,
           Inc. and the Company.                                     **


                                      II-6



                                                                  Incorporated        Exhibit
Exhibit                                                           by Reference        No. in
Number     Description                                            from Document       Document

10.28      Agreement dated May 17, 1996 between D.H.                     M              10.28
           Blair Investment Banking Corp. ("Blair") and
           the Company.

10.29      Loan Agreement dated May 21, 1995 among                       M              10.29
           Blair, the Company, Tribco Incorporated
           ("Tribco") and Access Network Corp.
           ("Access").

10.30      $1,000,000 Promissory Note dated May 21,                      M              10.30
           1996 issued by the Company, Tribco and
           Access to the order of Blair.

10.31      Warrant dated May 17, 1996, to purchase                       M              10.31
           400,000 shares of the Company's Common
           Stock issued by the Company to Blair.

10.32      Warrant, dated May 21, 1996, to purchase                      M              10.32
           200,000 shares of the Company's Common
           Stock issued by the Company to Blair.

10.33      Form of Subscription Agreement made as of                     M              10.33
           October  4, 1996  among the  Company  and
           persons  designated therein as "Purchasers,"
           including Exhibit 1 thereto, form of
           Certificate  of Designation  of $10.00
           Convertible  Preferred Stock, and Exhibit 2
           thereto, form of Warrant.


11         Statement re computation of per share                         **
           earnings.


16.2       Letter from Moore Stephens, P.C., dated                       N              16.2
           March 4, 1997.

21         Subsidiaries of the Company.                                  O              22

23.1       Consent of Graubard Mollen Horowitz                           **
           Pomeranz & Shapiro (included in Exhibit 5).


23.17      Consent of Moore Stephens, P.C.                               *

23.18      Consent of Coopers & Lybrand L.L.P.                           *

24         Power of Attorney (Included on Signature                     **
           Page to Post-Effective Amendment No. 6)

27         Financial Data Schedule                                      **



                                      II-7



                                                                  Incorporated     Exhibit
Exhibit                                                           by Reference     No. in
Number    Description                                             from Document    Document
-------   --------------                                          -------------   ---------
99        Section 78.751 of the General Corporation                     B             28
          Law of Nevada.


Notes:

(1) The Commission file number assigned to the Company's Registration Statement on Form S-18, filed with the Commission on May 29, 1986, was 33-6126. The Company's first registration of a class of equity securities under the Securities Exchange Act of 1934 became effective on February 21, 1990. The Commission file number assigned to the Company at that time was 0-18299. The Commission File number assigned to the Company's Registration Statement on Form S-1, as declared effective by the Commission on September 19, 1990 was 33-35484.

A    Annual  Report of the Company on Form 10-K for the year ended  November 30,
     1987.
B    Registration Statement of the Company on Form S-1, No. 33-35484.
D Current Report of the Company on Form 8-K relating to events occurring on October 31, 1988.
F Current Report of the Company on Form 8-K relating to events occurring on May 16, 1989.
H Current Report of the Company on Form 8-K relating to events occurring on May 22, 1991.
I    Annual  Report of the Company on Form 10-K for the year ended  November 30,
     1991.
J Annual Report of the Company on Form 10-KSB for the year ended November 30, 1992.
K Annual Report of the Company on Form 10-KSB for the year ended November 30, 1994.
L Annual Report of the Company on Form 10-KSB for the year ended November 30, 1995.
M Quarterly Report of the Company on Form 10-QSB for the quarter ended August 31, 1996.
N Current Report of the Company on Form 8-K/A relating to event occurring on February 3, 1997.
O Annual Report of the Company on Form 10-KSB/A for the year ended November 30, 1996.

*        Filed herewith.
**       Previously filed with this Registration Statement.

Item 28.   Undertakings.

           The undersigned Registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to under Item 24 of this Registration Statement, under the Underwriting Agreement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or a controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or a controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of competent jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c)(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post- effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 LIST OF CONSENTS REQUIRED BY RULES 436 AND 438

     The consent of Graubard Mollen & Miller (formerly named Graubard Mollen Horowitz Pomeranz & Shapiro) to the reference to them in the Prospectus constituting a part of this Registration Statement and to the use of their opinion as to this Registration Statement is included in their opinion (filed as Exhibit 5 hereto).

     The  consent  of  Moore  Stephens,   P.C.  (formerly  named  Mortenson  and
Associates, P.C.), independent auditors, is filed herewith as Exhibit 23.17.

     The consent of Coopers & Lybrand L.L.P., independent accountants, is filed as Exhibit 23.18.

                                   SIGNATURES



                  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of April, 1997.



                                  NEWS COMMUNICATIONS, INC.

                                  BY:/s/ Wilbur L. Ross. Jr.
                                  ---------------------------------------------
                                  Wilbur L. Ross, Jr., Chief Executive Officer



                  In accordance with the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


     Signature                        Title                          Date


/s/ Wilbur L. Ross, Jr.    Director and Chief Executive Officer  April 9, 1997
-----------------------    (Principal Executive Officer)
 (Wilbur L. Ross, Jr.)


/s/ Jerry Finkelstein*     Director                              April 9, 1997
----------------------
(Jerry Finkelstein)

/s/ Michael Schenkler      Director                              April 9, 1997
----------------------
(Michael Schenkler)

/s/ Robert Berkowitz       Controller (Principal Financial and   April 9, 1997
---------------------      Accounting Officer)
(Robert Berkowitz)

/s/ Gary Ackerman*         Director                              April 9, 1997
---------------------
(Gary Ackerman)

---------------------      Director                                     , 1997
(Carl Bernstein)

/s/ Eric Briendel*         Director                              April 9, 1997
---------------------
(Eric Briendel)

/s/ John Catsimatidis*     Director                              April 9, 1997
----------------------
(John Catsimatidis)

/s/ Mark Dickstein*        Director                              April 9, 1997
---------------------
(Mark Dickstein)

/s/ Sydney Gruson*         Director                              April 9, 1997
--------------------
(Sydney Gruson)

   Signature                    Title                               Date

/s/ Andrew J. Maloney*         Director                         April 9, 1997
---------------------
(Andrew J. Maloney)

/s/ John E. McConnaughy, Jr.*  Director                         April 9, 1997
-----------------------------
(John E. McConnaughy, Jr.)

/s/ Robert E. Nederlander*     Director                         April 9, 1997
-----------------------------
(Robert E. Nederlander)

                               Director                                , 1997
-----------------------------
(Andrew J. Stein)

/s/ Sy Syms*                   Director                         April 9, 1997
----------------------------
(Sy Syms)

/s/ Arthur Tarlow*             Director                         April 9, 1997
----------------------------
(Arthur Tarlow)

                               Director                                , 1997
----------------------------
(Hillel Weinberger)







--------------------------

* By Michael Schenkler, as attorney-in-fact pursuant to Power of Attorney dated November 27, 1996.

                                  EXHIBIT INDEX




Exhibit No.                          Description
-------------           -----------------------------------------


23.17                  Consent of Moore Stephens, P.C.

23.18                  Consent of Coopers & Lybrand L.L.P.